Exhibit 2.1

IN THE UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

In re: NOBLE CORPORATION PLC (n/k/a Noble Holding Corporation plc), et al., Debtors.[1]	: : : : : : :	Chapter 11 Case No. 20-33826 (DRJ) (Jointly Administered)
:

MODIFIED SECOND AMENDED

JOINT PLAN OF REORGANIZATION OF NOBLE CORPORATION PLC

(N/K/A NOBLE HOLDING CORPORATION PLC) AND ITS DEBTOR AFFILIATES

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP	PORTER HEDGES LLP

George N. Panagakis (admitted pro hac vice)

Anthony Joseph (admitted pro hac vice)

155 N. Wacker Dr.

Chicago, Illinois 60606-1720

Telephone: (312) 407-0700

Fax: (312) 407-0411

Mark McDermott (admitted pro hac vice)

Jason Kestecher (admitted pro hac vice)

Nicholas Hagen (admitted pro hac vice)

One Manhattan West

New York, New York 10001

Telephone: (212) 735-3000

Fax: (212) 735-2000

Counsel for the Debtors

and Debtors-in-Possession

Dated:         November 18, 2020

John F. Higgins (TX 09597500)

Eric M. English (TX 24062714)

M. Shane Johnson (TX 24083263)

Megan Young-John (TX 24088700)

Emily D. Nasir (TX 24118477)

1000 Main St., 36th Floor

Houston, Texas 77002

Telephone: (713) 226-6000

Fax: (713) 226-6248

Co-Counsel to the Debtors

and Debtors-in-Possession

[1]

Due to the large number of Debtors in these jointly administered chapter 11 cases, a complete list of the Debtors and the last four digits of their tax identification, registration, or like numbers is not provided herein. A complete list of such information may be obtained on the website of the Debtors’ claims and noticing agent at https://dm.epiq11.com/noble. The location of Debtor Noble Holding Corporation plc’s principal place of business in the United States and the Debtors’ service address in these chapter 11 cases is 13135 Dairy Ashford, Suite 800, Sugar Land, Texas 77478.

4.12	General Unsecured Claims against Debtor Group F	35
4.13	Intercompany Claims	35
4.14	Section 510(b) Claims	35
4.15	Interests in Debtor Subsidiaries	36
4.16	Interests in Parent	36

	Article V

	ALLOWANCE OF CERTAIN CLAIMS

5.1	Allowance of Revolving Credit Facility Claims	37
5.2	Allowance of Priority Guaranteed Notes Claims	37
5.3	Allowance of Legacy Notes Claims	37
5.4	Allowance of Transocean Claims	37
5.5	Allowance of Paragon Claims	37

	Article VI

	ACCEPTANCE

6.1	Classes Entitled to Vote	37
6.2	Acceptance by Impaired Classes	37
6.3	Elimination of Classes	37
6.4	Special Provision Governing Unimpaired Claims	38
6.5	Deemed Acceptance if No Votes Cast	38
6.6	Cramdown	38
6.7	Certain Indenture Trustee Rights	38
6.8	Right to Designate Non-Reorganizing Debtors	39

	Article VII

	MEANS FOR IMPLEMENTATION OF THE PLAN

7.1	No Substantive Consolidation	39
7.2	General Settlement of Claims and Interests	39
7.3	Restructuring Transactions.	39
7.4	Sources of Cash for Plan Distribution	41
7.5	Backstop Commitment Agreement	42
7.6	Authorization, Issuance, and Distribution of Reorganized Parent Stock, Exit Second Lien Notes and Warrants	42
7.7	Reserved	42
7.8	Exemptions from Registration Requirements	42
7.9	Cancellation of Existing Securities, Existing Indebtedness, and Agreements	43
7.10	Issuance and Distribution of New Securities; Execution of Plan Documents	45
7.11	Continued Corporate Existence	45

7.12	New Corporate Governance Documents	46
7.13	Directors, LLC Managers, and Officers of Reorganized Debtors	46
7.14	Corporate Action	46
7.15	Effectuating Documents; Further Transactions	47
7.16	Employment, Retirement, Indemnification, and Other Agreements and Employee Compensation Programs	47
7.17	Preservation Of Causes Of Action	50
7.18	Reservation of Rights	50
7.19	Exemption from Certain Transfer Taxes and Recording Fees	50
7.20	Insured Claims	51
7.21	Intercompany Account Settlement	51
7.22	Closing of Chapter 11 Cases	51

	Article VIII

	UNEXPIRED LEASES AND EXECUTORY CONTRACTS

8.1	Assumption of Executory Contracts and Unexpired Leases	51
8.2	Insurance Policies	53
8.3	Cure Procedures and Payments Related to Assumption of Executory Contracts and Unexpired Leases	54
8.4	Nonoccurrence of the Effective Date	55
8.5	Contracts, Intercompany Contracts, and Leases Entered into After the Petition Date	55
8.6	General Reservation of Rights	56

	Article IX

	PROCEDURES FOR RESOLVING DISPUTED CLAIMS AND INTERESTS

9.1	Determination Of Claims and Interests	56
9.2	Claims Administration Responsibility	56
9.3	Objections to Claims	57
9.4	Disallowance of Claims	57
9.5	Estimation of Claims	57
9.6	Adjustment to Claims without Objection	58
9.7	No Interest on Claims	58
9.8	Single Satisfaction Rule	58
9.9	Amendments to Claims	58

	Article X

	PROVISIONS GOVERNING DISTRIBUTIONS

10.1	Time of Distributions	59
10.2	Distribution Agent	59
10.3	Currency	59

10.4	Distributions on Account of Claims Allowed as of the Effective Date	59
10.5	Distributions on Account of Claims Allowed After the Effective Date	60
10.6	Delivery Of Distributions	60
10.7	Surrender of Securities or Instruments	62
10.8	Compliance Matters	63
10.9	Claims Paid or Payable by Third Parties	63
10.10	Setoffs	64
10.11	Allocation of Plan Distributions Between Principal and Interest	64

	Article XI

	EFFECT OF THE PLAN ON CLAIMS AND INTERESTS

11.1	Vesting of Assets	64
11.2	Discharge of the Debtors	64
11.3	Release by Debtors	65
11.4	Release by Holders of Claims	67
11.5	Exculpation and Limitation of Liability	69
11.6	Injunction	70
11.7	Subordination Rights	70
11.8	Protection Against Discriminatory Treatment	71
11.9	Recoupment	71
11.10	Release of Liens	71
11.11	Reimbursement or Contribution	72

	Article XII

	CONDITIONS PRECEDENT

12.1	Conditions to Confirmation	72
12.2	Conditions to the Effective Date of the Plan	72
12.3	Waiver of Conditions Precedent	74
12.4	Notice of Effective Date	74
12.5	Effect of Non-Occurrence of Conditions to Consummation	74

	Article XIII

	RETENTION OF JURISDICTION

	Article XIV

	MISCELLANEOUS PROVISIONS

14.1	Binding Effect	77
14.2	Payment of Statutory Fees	77

14.3	Payment of Restructuring Expenses	77
14.4	Modification and Amendments	77
14.5	Confirmation of the Plan	77
14.6	Additional Documents	78
14.7	Dissolution of Creditors’ Committee	78
14.8	Request for Expedited Determination of Taxes	78
14.9	Revocation, Withdrawal, or Non-Consummation	78
14.10	Notices	79
14.11	Term of Injunctions or Stays	79
14.12	Governing Law	80
14.13	Entire Agreement	80
14.14	Severability	80
14.15	No Waiver or Estoppel	80
14.16	Conflicts	80
14.17	Creditor Default	80

v

EXHIBITS2

Exhibit 1	Terms and Conditions of Warrants

Exhibit 2.1	Administrative Claim Request Form

Exhibit 7.3	Restructuring Transactions

Exhibit 7.4(a)	Exit Second Lien Notes Indenture

Exhibit 7.4(b)(1)	Terms and Conditions of Exit Revolving Credit Facility

Exhibit 7.11	Reorganized Parent Organizational Documents

Exhibit 7.13	New Board of Reorganized Parent

Exhibit 7.16(a)(1)	Rejected Employment Agreements

Exhibit 7.16(a)(2)	New Employment Arrangements

Exhibit 7.17	Retained Causes of Action

Exhibit 8.1	Rejected Contracts and Unexpired Leases

[2]	The Exhibits will be filed with the Plan Supplement.

INTRODUCTION

Noble Corporation plc (n/k/a Noble Holding Corporation plc) and certain of its affiliates, the debtors and debtors in possession (collectively, the “Company”) in the above-captioned cases (the “Chapter 11 Cases”), hereby propose this second amended joint plan (this “Plan”) for the resolution of all outstanding Claims against and Interests in the Debtors. Capitalized terms used herein shall have the meanings ascribed to them in Article I.B of this Plan.

The Debtors are the proponents of this Plan within the meaning of section 1129 of the Bankruptcy Code. The Disclosure Statement relating to this Plan was approved by the Bankruptcy Court on October 9, 2020 and has been made available to all parties whose votes are being solicited. The Disclosure Statement contains, among other things, a discussion of the Debtors’ history, business, properties and operations, risk factors associated with the business and Plan, a summary and analysis of the Plan, a summary and analysis of the settlements contained in the Plan, and certain related matters.

ALL HOLDERS OF CLAIMS WHO ARE ENTITLED TO VOTE ARE ENCOURAGED TO READ THE PLAN, THE DISCLOSURE STATEMENT, AND THE RSA IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THIS PLAN.

Subject to the restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019 and those restrictions on modifications set forth in Article XIV of this Plan, the Debtors expressly reserve their rights to alter, amend, modify, revoke, or withdraw the Plan, one or more times, prior to the Plan’s substantial consummation.

ARTICLE I

DEFINITIONS, RULES OF

INTERPRETATION, AND COMPUTATION OF TIME

A. Scope of Definitions

For purposes of this Plan, except as expressly provided otherwise or unless the context requires otherwise, all capitalized terms not otherwise defined herein shall have the meanings ascribed to them in Article I.B of this Plan. Any term used in this Plan that is not defined herein, but that is defined in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning ascribed to that term in the Bankruptcy Code or the Bankruptcy Rules.

B. Definitions

1.1 “Accepting Class” means a Class that votes to accept the Plan in accordance with section 1126 of the Bankruptcy Code.

1.2 “Additional Debtors” means, collectively, Noble NEC Holdings Limited; Noble International Services LLC; Noble John Sandifer LLC; Noble Johnnie Hoffman LLC; Noble SA LLC; and NDSI Holding Limited.

1.3 “Ad Hoc Guaranteed Group” means that certain ad hoc group of Priority Guaranteed Noteholders represented by Kramer Levin Naftalis & Frankel LLP, Akin Gump LLP, Foley & Lardner LLP, and Ducera Partners LLC.

1.4 “Ad Hoc Legacy Group” means that certain ad hoc group of Legacy Noteholders represented by Milbank LLP, Jackson Walker LLP, and Houlihan Lokey Capital, Inc.

1.5 “Administrative Claim” means a Claim for payment of an administrative expense of a kind specified in section 503(b) of the Bankruptcy Code and entitled to priority pursuant to section 507(a)(2) of the Bankruptcy Code, including the actual, necessary costs and expenses, incurred on or after the Petition Date, of preserving the Estates and operating the business of the Debtors, including wages, salaries, or commissions for services rendered after the Petition Date, Section 503(b)(9) Claims, Professional Claims, all payments afforded administrative expense treatment under the Backstop Commitment Agreement, and all fees and charges assessed against the Estates under chapter 123 of title 28 of the United States Code, and all Allowed Claims that are entitled to be treated as Administrative Claims pursuant to a Final Order of the Bankruptcy Court.

1.6 “Administrative Claim Request Form” means the form to be included in the Plan Supplement for submitting Administrative Claims requests.

1.7 “Administrative Claims Bar Date” means the deadline for filing proofs of or requests for payment of Administrative Claims, which shall be 30 days after the Effective Date, unless otherwise ordered by the Bankruptcy Court, and except with respect to Professional Claims, which shall be subject to the provisions of Article 2.2 hereof.

1.8 “Affiliates” has the meaning ascribed to such term by section 101(2) of the Bankruptcy Code.

1.9 “Allowed” means, for distribution purposes, a Claim or Interest, or any portion thereof, or a particular Class of Claims or Interests (a) that has been allowed by a Final Order of the Bankruptcy Court (or such other court as the Reorganized Debtor and the Holder of such Claim or Interest agree may adjudicate such Claim or Interest and objections thereto), (b) which is not the subject of a proof of Claim timely filed with the Bankruptcy Court and is Scheduled as liquidated, undisputed and noncontingent, other than a Claim that is Scheduled at zero, in an unknown amount, or as disputed, but only to the extent such Claim is Scheduled as liquidated, undisputed and noncontingent, (c) for which a proof of Claim in a liquidated amount has been timely filed with the Bankruptcy Court pursuant to the Bankruptcy Code, any Final Order of the Bankruptcy Court or other applicable bankruptcy Law, and as to which (i) no objection to its allowance has been filed or is intended to be filed within the periods of limitation fixed by this Plan, the Bankruptcy Code or by any order of the Bankruptcy Court, or (ii) any objection to its allowance has been settled or withdrawn, or has been denied by a Final Order of the Bankruptcy Court, or (d) that is expressly allowed in a liquidated amount pursuant to this Plan.

1.10 “Applicable Percentage” means the following, with respect to Allowed Claims asserted against the respective Debtor:

Debtor	Applicable Percentage
Bully 1 (Switzerland) GmbH	26%
Bully 2 (Switzerland) GmbH	40%
Noble Asset Mexico LLC	17%
Noble BD LLC	31%
Noble Bill Jennings LLC	50%
Noble Cayman Limited	24%
Noble Cayman SCS Holding Ltd	35%
Noble Contracting II GmbH	77%
Noble Corporation Holding LLC	11%
Noble Drilling (Guyana) Inc.	17%
Noble Drilling (TVL) Ltd	51%
Noble Drilling (U.S.) LLC	40%
Noble Drilling Americas LLC	63%
Noble Drilling Exploration Company	7%
Noble Drilling Holding LLC	28%
Noble Drilling International GmbH	53%
Noble Drilling NHIL LLC	52%
Noble Drilling Services Inc.	10%
Noble DT LLC	10%
Noble Earl Frederickson LLC	33%
Noble FDR Holdings Limited	5%
Noble Holding (U.S.) LLC	1%
Noble International Finance Company	21%
Noble Leasing III (Switzerland) GmbH	57%
Noble Leasing (Switzerland) GmbH	40%
Noble Resources Limited	17%
Noble SA Limited	51%
Noble SA LLC	50%
Noble Services International Limited	39%

1.11 “Avoidance Actions” means any and all actual or potential claims and causes of action to avoid a transfer of property or an obligation incurred by the Debtors and any recovery, subordination, or other remedies that may be brought by and on behalf of the Debtors and their Estates under the Bankruptcy Code or applicable non-bankruptcy Law, including actions or remedies under section 502, 544, 545, 547, 548, 550, 553, and 724(a) of the Bankruptcy Code.

1.12 “Backstop Commitment Agreement” means that certain Backstop Commitment Agreement, dated as of October 12, 2020, made by and between (i) the Debtors, on the one hand, and (ii) each of the Backstop Commitment Parties, on the other hand.

1.13 “Backstop Commitment Parties” means, at any time or from time to time, the Priority Guaranteed Noteholders and Legacy Noteholders that have committed to fund the Rights Offering and are signatories to the Backstop Commitment Agreement, solely in their capacities as such, including their respective permitted transferees, successors and assigns, all in accordance with the Backstop Commitment Agreement.

1.14 “Backstop Premiums” shall have the meaning set forth in the Backstop Commitment Agreement.

1.15 “Bankruptcy Code” means the Bankruptcy Reform Act of 1978, as amended and codified in title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as in effect on the date hereof but, with respect to amendments to the Bankruptcy Code subsequent to commencement of the Chapter 11 Cases, only to the extent that such amendments were made expressly applicable to bankruptcy cases which were filed as of the enactment of such amendments.

1.16 “Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas or such other court as may have jurisdiction over the Chapter 11 Cases.

1.17 “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure and the Official Bankruptcy Forms, as amended, the Federal Rules of Civil Procedure, as amended, as applicable to the Chapter 11 Cases or proceedings therein, and the Local Rules of the Bankruptcy Court, as applicable to the Chapter 11 Cases or proceedings therein, as the case may be.

1.18 “Bar Date” means the deadlines set by the Bankruptcy Court pursuant to the Bar Date Order or other Final Order for filing proofs of claim in the Chapter 11 Cases, as the context may require.

1.19 “Bar Date Order” means the Order (I) Setting Bar Dates for Filing Proofs of Claim, Including Requests for Payment Under Section 503(B)(9), (II) Establishing an Amended Schedules Bar Date and Rejection Damages Bar Date, (III) Approving the Form of and Manner for Filing Proofs of Claim, Including Section 503(B)(9) Requests, and (IV) Approving Notice of Bar Dates (Docket No. 362) and any subsequent order supplementing such order, setting a bar date with respect to the Additional Debtors, or otherwise relating thereto.

1.20 “BCA Approval Order” means the order of the Bankruptcy Court approving the Backstop Commitment Agreement and authorizing the Debtors to perform thereunder.

1.21 “Business Day” means any day, excluding Saturdays, Sundays, and “legal holidays” (as defined in Bankruptcy Rule 9006(a)), on which commercial banks are open for business in New York City.

1.22 “Cash” means legal tender of the United States of America and equivalents thereof.

1.23 “Causes of Action” means any and all actions, claims, proceedings, causes of action, suits, accounts, demands, controversies, agreements, promises, rights to legal remedies, rights to equitable remedies, rights to payment and claims, whether known, unknown, reduced to judgment, not reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured, and whether asserted or assertable, in contract or in tort, directly or derivatively, in law, equity or otherwise, including actions brought prior to the Petition Date, actions under chapter 5 of the Bankruptcy Code, including any Avoidance Action, and actions against any Entity for failure to pay for products or services provided or rendered by any Debtor, all claims, suits or proceedings relating to enforcement of the Debtors’ intellectual property rights, including patents, copyrights and trademarks, and all claims or causes of action seeking recovery of the Debtors’ or the Reorganized Debtors’ accounts receivable or other receivables or rights to payment created or arising in the ordinary course of the Debtors’ or the Reorganized Debtors’ businesses, based in whole or in part upon any act or omission or other event occurring prior to the Petition Date or during the course of the Chapter 11 Cases, including through the Effective Date.

1.24 “Certificate” means any instrument evidencing a Claim or an Interest.

1.25 “Chapter 11 Cases” means the voluntary cases commenced by the Debtors under chapter 11 of the Bankruptcy Code, which are being jointly administered and are currently pending before the Bankruptcy Court under Case No. 20-33826 (DRJ)

1.26 “Claim” means a claim against the Debtors, whether or not asserted, as defined in section 101(5) of the Bankruptcy Code.

1.27 “Claims and Solicitation Agent” means Epiq Corporate Restructuring LLC.

1.28 “Claims Objection Deadline” means, as applicable (except for Administrative Claims), (a) the day that is the later of the first Business Day that is at least one year after the Effective Date or (b) such later date as may be established by the Bankruptcy Court upon request of the Reorganized Debtors.

1.29 “Claims Register” means the official register of Claims against the Debtors maintained by the Clerk of the Bankruptcy Court or the Claims and Solicitation Agent.

1.30 “Class” means a category of Holders of Claims or Interests classified together pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code, as described in Article III of this Plan.

1.31 “Confirmation” means the entry, within the meaning of Bankruptcy Rules 5003 and 9012, of the Confirmation Order, subject to all conditions specified in Article 12.1 having been satisfied or waived, in accordance with the terms herein.

1.32 “Confirmation Date” means the date on which Confirmation occurs.

1.33 “Confirmation Hearing” means the hearing before the Bankruptcy Court held under section 1128 of the Bankruptcy Code to consider confirmation of the Plan and related matters as such hearing may be adjourned or continued from time to time.

1.34 “Confirmation Order” means the order of the Bankruptcy Court confirming this Plan under section 1129 of the Bankruptcy Code.

1.35 “Consummation” means the occurrence of the Effective Date.

1.36 “Creditor” has the meaning ascribed to such term in section 101(10) of the Bankruptcy Code.

1.37 “Creditors’ Committee” means any official committee of unsecured Creditors which may be appointed pursuant to section 1102(a) of the Bankruptcy Code in the Chapter 11 Cases, if any, as may be reconstituted from time to time.

1.38 “Cure” means the payment or other honoring of all obligations required to be paid or honored in connection with assumption of an Executory Contract or Unexpired Lease pursuant to section 365 of the Bankruptcy Code, including (a) the cure of any non-monetary defaults to the extent required, if at all, pursuant to section 365 of the Bankruptcy Code, and (b) with respect to monetary defaults, the distribution, within a reasonable period of time following the Effective Date, of Cash, or such other property as may be agreed upon by the parties or ordered by the Bankruptcy Court pursuant to section 365(b) of the Bankruptcy Code, in an amount equal to all unpaid monetary obligations or such other amount as may be agreed upon by the parties to the extent such obligations are enforceable under the Bankruptcy Code and applicable non-bankruptcy Law.

1.39 “Cure Notice” means the notice of proposed Cure amount provided to counterparties to assumed Executory Contracts or Unexpired Leases pursuant to Article 8.3 of the Plan.

1.40 “Cure Objection Deadline” means the deadline for filing objections to a Cure Notice or proposed Cure, which shall be fourteen (14) days after the applicable counterparty is served with a Cure Notice.

1.41 “Debtor Group” has the meaning ascribed to such term in Article 3.1(b).

1.42 “Debtor Group A” means, collectively, the following Debtors: Noble John Sandifer LLC and Noble Johnnie Hoffman LLC.

1.43 “Debtor Group B” means, collectively, the following Debtors: Noble 2018-I Guarantor LLC; Noble 2018-II Guarantor LLC; Noble 2018-III Guarantor LLC; and Noble 2018-IV Guarantor LLC.

1.44 “Debtor Group B Subscription Rights” means the rights of the Holders of Allowed General Unsecured Claims against Debtor Group B to acquire certain Exit Second Lien Notes and Reorganized Parent Stock as set forth in the Rights Offering Procedures and in accordance with the RSA.

1.45 “Debtor Group C” means Noble Holding International Limited.

1.46 “Debtor Group C Subscription Rights” means the rights of the Holders of Allowed General Unsecured Claims against Debtor Group C to acquire certain Exit Second Lien Notes and Reorganized Parent Stock as set forth in the Rights Offering Procedures and in accordance with the RSA.

1.47 “Debtor Group D” means, collectively, the following Debtors: Bully 1 (Switzerland) GmbH; Bully 2 (Switzerland) GmbH; Noble Asset Mexico LLC; Noble BD LLC; Noble Bill Jennings LLC; Noble Cayman Limited; Noble Cayman SCS Holding Ltd; Noble Contracting II GmbH; Noble Corporation Holding LLC; Noble Drilling Americas LLC; Noble Drilling (Guyana) Inc.; Noble Drilling (TVL) Ltd; Noble Drilling (U.S.) LLC; Noble Drilling Exploration Company; Noble Drilling Holding LLC; Noble Drilling International GmbH; Noble Drilling NHIL LLC; Noble Drilling Services Inc.; Noble DT LLC; Noble Earl Frederickson LLC; Noble FDR Holdings Limited; Noble Holding (U.S.) LLC; Noble International Finance Company; Noble Leasing (Switzerland) GmbH; Noble Leasing III (Switzerland) GmbH; Noble Resources Limited; Noble SA Limited; Noble SA LLC and Noble Services International Limited.

1.48 “Debtor Group E” means, collectively, the following Debtors: NDSI Holding Limited; Noble Corporation; Noble Corporation Holdings Ltd; Noble Holding UK Limited; Noble International Service LLC; Noble Mexico Limited; Noble NEC Holdings Limited; Noble Rig Holding I Limited; and Noble Rig Holding 2 Limited.

1.49 “Debtor Group F” means Noble Corporation plc (n/k/a Noble Holding Corporation plc).

1.50 “Debtor Subsidiaries” means each Debtor that is a direct or indirect subsidiary of Parent.

1.51 “Debtors” means, collectively, Bully 1 (Switzerland) GmbH; Bully 2 (Switzerland) GmbH; NDSI Holding Limited; Noble 2018-I Guarantor LLC; Noble 2018-II Guarantor LLC; Noble 2018-III Guarantor LLC; Noble 2018-IV Guarantor LLC; Noble Asset Mexico LLC; Noble BD LLC; Noble Bill Jennings LLC; Noble Cayman Limited; Noble Cayman SCS Holding Ltd; Noble Contracting II GmbH; Noble Corporation; Noble Corporation Holding LLC; Noble Corporation Holdings Ltd.; Noble Holding Corporation plc; Noble Drilling (Guyana) Inc.; Noble Drilling (TVL) Ltd.; Noble Drilling (U.S.) LLC; Noble Drilling Americas LLC; Noble Drilling Exploration Company; Noble Drilling Holding LLC; Noble Drilling International GmbH; Noble Drilling NHIL LLC; Noble Drilling Services Inc.; Noble DT LLC; Noble Earl Frederickson LLC; Noble FDR Holdings Limited; Noble Holding (U.S.) LLC; Noble Holding International Limited; Noble Holding UK Limited; Noble International Finance Company; Noble International Services LLC; Noble John Sandifer LLC; Noble Johnnie Hoffman LLC; Noble Leasing (Switzerland) GmbH; Noble Leasing III (Switzerland) GmbH; Noble Mexico Limited; Noble NEC Holdings Limited; Noble Resources Limited; Noble Rig Holding 2 Limited; Noble Rig Holding I Limited; Noble SA Limited; Noble SA LLC; and Noble Services International Limited.

1.52 “Disallowed” means (a) a Claim, or any portion thereof, that has been disallowed by a Final Order or a settlement, or as provided in this Plan, (b) a Claim or any portion thereof that is not Scheduled or that is Scheduled at zero or as contingent, disputed, or unliquidated and as to which a proof of Bar Date has been established but no proof of claim has been timely filed or deemed timely filed with the Bankruptcy Court pursuant to either the Bankruptcy Code or any Final Order of the Bankruptcy Court or otherwise deemed timely filed under applicable Law, or (c) a Claim or any portion thereof that is not Allowed.

1.53 “Disclosure Statement” means the disclosure statement or any supplements thereto that relates to this Plan, as such disclosure statement may be amended, modified, or supplemented from time to time in accordance with the terms therein, all as approved by an order of the Bankruptcy Court pursuant to sections 1125 and 1127 of the Bankruptcy Code and Bankruptcy Rule 3017.

1.54 “Disclosure Statement Order” means the order entered by the Bankruptcy Court approving the Disclosure Statement as containing, among other things, “adequate information” as required by section 1125 of the Bankruptcy Code and solicitation procedures related thereto and establishing procedures governing the Rights Offering.

1.55 “Disputed” means with respect to a Claim, (a) any Claim as to which any Debtor or other party-in-interest has interposed an objection or request for estimation in accordance with the Bankruptcy Code and the Bankruptcy Rules, or any Claim otherwise disputed by any Debtor, or other party-in-interest, which objection has not been withdrawn or determined by a Final Order, (b) any Claim Scheduled by the Debtors as contingent, unliquidated, or disputed, (c) any Claim which amends a Claim Scheduled by the Debtors as contingent, unliquidated, or disputed, or (d) any Claim prior to it having become an Allowed Claim.

1.56 “Distribution Agent” means any Entity or Entities selected by the Debtors or the Reorganized Debtors, in their sole discretion, to make or facilitate distributions pursuant to this Plan.

1.57 “Distribution Date” means, except to the extent a specific date is provided for in this Plan, the date selected by the Reorganized Debtors, in their sole discretion, upon which distributions to Holders of Allowed Claims or Allowed Interests entitled to receive distributions under this Plan shall commence.

1.58 “Distribution Record Date” means, other than with respect to publicly held Securities, the date for determining which Holders of Allowed Claims and Allowed Interests are eligible to receive distributions under the Plan, which shall be (a) ten (10) Business Days after entry of the Confirmation Order or (b) such other date as designated by an order of the Bankruptcy Court. For the avoidance of doubt, no distribution record date shall apply to holders of public Securities.

1.59 “DTC” means The Depository Trust Company.

1.60 “Effective Date” means the date on which this Plan shall take effect, which date shall be a Business Day on or after the Confirmation Date on which: (a) no stay of the Confirmation Order is in effect; and (b) all conditions precedent to the effectiveness of this Plan specified in Article 12.2, have been satisfied, or, if capable of being waived in accordance with the terms herein, waived, which date shall be specified in a notice filed by the Reorganized Debtors with the Bankruptcy Court.

1.61 “Entity” has the meaning ascribed to such term in section 101(15) of the Bankruptcy Code.

1.62 “Equity Security” has the meaning ascribed to such term in section 101(16) of the Bankruptcy Code.

1.63 “Estates” means the bankruptcy estates of the Debtors created pursuant to section 541 of the Bankruptcy Code.

1.64 “Exculpated Claim” has the meaning set forth in Article 11.5.

1.65 “Executory Contract” means any contract to which any Debtor is a party that is subject to assumption or rejection under sections 365 or 1123 of the Bankruptcy Code.

1.66 “Exhibit” means an exhibit annexed either to this Plan, contained in the Plan Supplement, or annexed as an appendix to the Disclosure Statement.

1.67 “Exit Revolving Credit Facility” means a first lien exit revolving credit facility with aggregate principal commitments equal to $675 million, to be provided to the Reorganized Parent and certain of the Reorganized Debtors by the Exit Revolving Credit Facility Lenders on the Effective Date pursuant to the Exit Revolving Credit Facility Credit Agreement, which shall be on the terms and conditions set forth in Exhibit 7.4(b)(1), and the liens granted in connection therewith shall be senior in priority to the Exit Second Lien Notes.

1.68 “Exit Revolving Credit Facility Agent” means the administrative agent under the Exit Revolving Credit Facility Credit Agreement and each other Exit Revolving Credit Facility Documents, and its successors and permitted assigns in such capacity, or any successor agent appointed pursuant to the terms of the Exit Revolving Credit Facility Documents.

1.69 “Exit Revolving Credit Facility Commitments” means commitments by the Exit Revolving Credit Facility Lenders to provide loans under the Exit Revolving Credit Facility to certain of the Reorganized Debtors, as set forth in the Exit Revolving Credit Facility Credit Agreement.

1.70 “Exit Revolving Credit Facility Credit Agreement” means that certain revolving credit facility credit agreement, which shall be effective on the Effective Date, by and among certain of the Reorganized Debtors, the Exit Revolving Credit Facility Agent, the Exit Revolving Credit Facility Lenders, and other parties party thereto, as it may be amended, supplemented, amended and restated, or otherwise modified from time to time, which shall be on the terms and conditions set forth in Exhibit 7.4(b)(1), and the liens granted in connection therewith in favor of the Exit Revolving Credit Facility Agent shall be senior in priority to the Exit Second Lien Notes.

1.71 “Exit Revolving Credit Facility Documents” means, collectively, the Exit Revolving Credit Facility Credit Agreement and all other “Loan Documents” as defined therein, including all other agreements, documents, and instruments delivered or entered into pursuant thereto or in connection therewith (including any guarantee agreements and collateral documents) (in each case, as amended, restated, modified, or supplemented from time to time), each of which shall be, to the extent applicable, substantially consistent with Exhibit 7.4(b)(1).

1.72 “Exit Revolving Credit Facility Effective Date Cash Amount” means an amount of Cash paid pursuant to the terms of the Exit Revolving Credit Facility to the Exit Revolving Credit Facility Lenders that provide loans under the Exit Revolving Credit Facility.

1.73 “Exit Revolving Credit Facility Lenders” means the lenders under the Exit Revolving Credit Facility Credit Agreement and each other financial institution that becomes a lender thereunder from time to time in accordance with the terms of the Exit Revolving Credit Facility Credit Agreement.

1.74 “Exit Second Lien Notes” means second lien secured notes to be issued by Reorganized Parent under the Exit Second Lien Notes Indenture in an aggregate principal amount of $200 million plus any amounts issued as a Backstop Premium (as defined in the Backstop Commitment Agreement).

1.75 “Exit Second Lien Notes Documents” means, collectively, the Exit Second Lien Notes Indenture and all other agreements, documents, and instruments delivered or entered into pursuant thereto or in connection therewith (including any guarantee agreements and collateral documents) (in each case, as amended, restated, modified, or supplemented from time to time).

1.76 “Exit Second Lien Notes Indenture” means that certain indenture substantially in the form set forth in Exhibit 7.4(a).

1.77 “Face Amount” means, (a) when used in reference to a Disputed Claim or Disallowed Claim, the full stated liquidated amount claimed by the Holder of a Claim in any proof of Claim, or amendment thereof in accordance with applicable Law, timely filed with the Bankruptcy Court or otherwise deemed timely filed by any Final Order of the Bankruptcy Court or other applicable bankruptcy Law, or the amount estimated for such Claim in an order of the Bankruptcy Court, and (b) when used in reference to an Allowed Claim or Allowed Interest, the Allowed amount of such Claim or Interest. If none of the foregoing applies, the Face Amount of the Claim shall be zero ($0) dollars.

1.78 “Final Decree” means the decree contemplated under Bankruptcy Rule 3022.

1.79 “Final Order” means an order or judgment, the operation or effect of which has not been reversed, stayed, modified, or amended, is in full force and effect, and as to which order or judgment (or any reversal, stay, modification, or amendment thereof) (a) the time to appeal, seek certiorari, or request reargument or further review or rehearing has expired and no appeal, petition for certiorari, or request for reargument or further review or rehearing has been timely filed, or (b) any appeal that has been or may be taken or any petition for certiorari or request for reargument or further review or rehearing that has been or may be filed has been resolved by the highest court to which the order or judgment was appealed, from which certiorari was sought, or to which the request was made, and no further appeal or petition for certiorari or request for reargument or further review or rehearing has been or can be taken or granted; provided, however, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedures, or any analogous rule under the Bankruptcy Rules, may be filed relating to such order shall not prevent such order from being a Final Order; provided, further, that the Debtors or Reorganized Debtors, as applicable, reserve the right to designate an order or judgment as a Final Order even if the time to appeal, or request reargument or further review or rehearing has not expired.

1.80 “General Unsecured Claim” means any Claim that is not an Administrative Claim, Priority Tax Claim, Other Secured Claim, Other Priority Claim, Intercompany Claim, 510(b) Claim, Revolving Credit Facility Claim, or Go-Forward Trade Claim, or has been paid in full prior to the Effective Date pursuant to an order of the Bankruptcy Court. Without limiting the foregoing, General Unsecured Claims include all Rejection Damages Claims that are not Allowed Section 503(b)(9) Claims.

1.81 “Go-Forward Trade Claims” means any prepetition general unsecured Claim held by a claimant that provides, or will provide, goods and services necessary to the operation of the Debtors or whose post-Effective Date services will benefit the Reorganized Debtors, in each case as determined in the discretion of the Debtors in consultation with the Ad Hoc Guaranteed Group and Ad Hoc Legacy Group, and which claimant will continue to do business with the Reorganized Debtors after the Effective Date, that is not an Administrative Claim, Priority Tax Claim, Revolving Credit Facility Claim, Other Secured Claim, Other Priority Claim, Intercompany Claim, or Section 510(b) Claim; provided, that to the extent a Holder of a Go-Forward Trade Claim has not agreed to provide post-Effective Date trade terms reasonably acceptable to the Reorganized Debtors, such Go-Forward Trade Claim shall be classified and treated as a General Unsecured Claim.

1.82 “Governmental Unit” has the meaning ascribed to such term in section 101(27) of the Bankruptcy Code.

1.83 “Holder” means a holder of a Claim against or Interest in the Debtors.

1.84 “Impaired” means impaired within the meaning of section 1124 of the Bankruptcy Code.

1.85 “Indemnitees” has the meaning ascribed to such term in Article 7.16(c).

1.86 “Indenture Trustees” mean, collectively, the Priority Guaranteed Notes Indenture Trustee and the Legacy Notes Indenture Trustees.

1.87 “Indentures” mean, collectively, the Legacy Notes Indentures and the Priority Guaranteed Notes Indenture.

1.88 “Indenture Trustee Charging Lien” means any Lien or priority of payment to which any Indenture Trustee is entitled under any Indenture against distributions to be made to holders of Legacy Notes Claims or Priority Guaranteed Notes Claims, as applicable, for payment of any Indenture Trustee Fees.

1.89 “Indenture Trustee Fees” mean all reasonable compensation, fees, expenses, disbursements and indemnity claims, including, without limitation, attorneys’ and agents’ fees, expenses and disbursements, incurred by any Indenture Trustee under any Indenture, whether before or after the Petition Date or before or after the Effective Date.

1.90 “Insured Claim” has the meaning ascribed to it in Article 7.20 of this Plan.

1.91 “Intercompany Claim” means a Claim or a Cause of Action by Parent or a direct or indirect subsidiary of Parent against a Debtor.

1.92 “Interest” means any Equity Security, common stock, equity, ownership, profit interest, unit, or share in a Debtor (including all options, warrants, rights, or other securities or agreements to obtain such an interest or share in a Debtor), whether or not arising under or in connection with any employment agreement and whether or not certificated, vested, transferrable, preferred, common, voting, or denominated “stock” or a similar security, existing immediately prior to the Effective Date.

1.93 “Law” means any law (statutory or common), statute, regulation, rule, code or ordinance enacted, adopted, issued, or promulgated by any Governmental Unit.

1.94 “Legacy Noteholder” means a Holder of a Legacy Note.

1.95 “Legacy Notes” means those certain outstanding senior notes issued pursuant to any of the Legacy Notes Indentures.

1.96 “Legacy Notes Claims” means all Claims arising under the Legacy Notes and the Legacy Notes Indentures, which shall be classified under the Plan as General Unsecured Claims.

1.97 “Legacy Notes Indenture Trustees” means, collectively, each “Trustee” as defined in each Legacy Notes Indenture.

1.98 “Legacy Notes Indentures” means, collectively, (a) that certain Indenture, dated as of November 21, 2008, between Noble Holding International Limited (“NHIL”) as issuer and The Bank of New York Mellon Trust Company, N.A. (“BNY Mellon”) as trustee (such indenture, the “2008 Indenture”), (b) that certain Indenture, dated as of March 16, 2015, between NHIL as issuer and Wilmington Trust, National Association, as successor indenture trustee (such indenture, the “2015 Indenture”), (c) that certain Second Supplemental Indenture relating to the 2008 Indenture, dated as of July 26, 2010, by and among NHIL as issuer, Noble Corporation (“Noble Corp.”) as guarantor and BNY Mellon as trustee, (d) that certain Third Supplemental Indenture relating to the 2008 Indenture, dated as of February 3, 2011, by and among NHIL as issuer, Noble Corp. as guarantor, and BNY Mellon as trustee, (e) that certain Fourth Supplement to the 2008 Indenture, dated as of February 10, 2012, by and among NHIL as issuer, Noble Corp. as guarantor, and BNY Mellon as trustee, (f) that certain First Supplemental Indenture relating to the 2015 Indenture, dated as of March 16, 2015, by and among NHIL as issuer, Noble Corp. as guarantor, and Wilmington Trust, National Association as successor trustee, and (g) that certain Second Supplemental Indenture relating to the 2015 Indenture, dated as of December 28, 2016, by and among NHIL as issuer, Noble Corp. as guarantor, and Wilmington Trust, National Association as successor trustee.

1.99 “Legacy Notes Obligors” means, collectively, Noble Holding International Limited and Noble Corporation.

1.100 “Legal Proceeding” means legal, governmental, administrative, judicial, or regulatory proceedings, audits, actions, suits, claims, arbitrations, demands, demand letters, notices of noncompliance or violation, or proceedings.

1.101 “Lien” has the meaning ascribed to such term in section 101(37) of the Bankruptcy Code.

1.102 “Management Incentive Plan” means the post-Effective Date management equity incentive plan, which shall provide for awards in the form of Reorganized Parent Stock, stock options, or other such rights exercisable, exchangeable, or convertible into Reorganized Parent Stock.

1.103 “New Boards” means the initial boards of directors of the Reorganized Debtors, which shall as of the Effective Date consist of members selected in accordance with the applicable organizational documents and shall be as set forth in the Plan Supplement or as announced on the record during the Confirmation Hearing.

1.104 “Noble Drilling (Land Support) Limited Retirement Benefits Scheme” means the retirement benefits scheme of Noble Drilling (Land Support) Limited which is evidenced by, among other documents, the following: (a) Definitive Deed, dated April 11, 1979; (b) Replacement Definitive Deed and Rules, dated October 17, 2001; (c) Deed of Substitution, dated March 17, 2008; (d) Deed and Rules, dated April 27, 2010; (e) Letter from the trustees of the Noble Drilling (Land Support) Limited Retirement Benefits Scheme to Noble Corporation plc (n/k/a Noble Holding Corporation plc), dated July 10, 2014; (f) Letter from Noble Corporation plc (n/k/a Noble Holding Corporation plc) to the trustees of the Noble Drilling (Land Support) Limited Retirement Benefits Scheme, dated July 11, 2014; (g) Deed of Participation, Amendment and Apportionment (Revised), dated October 10, 2014; (h) Letter from the trustees of the Noble Drilling (Land Support) Limited Retirement Benefits Scheme to Noble Corporation plc (n/k/a Noble Holding Corporation plc), dated July 22, 2019; (i) Letter from Noble Corporation plc (n/k/a Noble Holding Corporation plc) to the trustees of the Noble Drilling (Land Support) Limited Retirement Benefits Scheme, dated July 22, 2019; (j) Deed of Appointment and Removal, dated November 26, 2019; (k) Deed of Appointment, dated December 10, 2019; (l) Deed of Appointment and Removal, dated June 2, 2020; and (m) Deed of Appointment and Removal, dated August 14, 2020, each as amended to date.

1.105 “Non-Reorganizing Debtor” means a Debtor (if any) designated in accordance with Article 6.8 of the Plan as not subject to or bound by the Plan. For the avoidance of doubt, any such Debtor shall not be a Reorganized Debtor upon the occurrence of the Effective Date.

1.106 “Ordinary Course Professionals Order” means the Bankruptcy Court’s Order Authorizing the Retention and Compensation of Certain Ordinary Course Professionals (Docket No. 257).

1.107 “Other Priority Claim” means any Claim, other than an Administrative Claim or Priority Tax Claim, entitled to priority payment as specified in section 507(a) of the Bankruptcy Code.

1.108 “Other Secured Claim” means, other than a Revolving Credit Facility Claim or an Intercompany Claim, any Claim that is secured by a Lien on property, including a maritime Lien, in which any Estate has an interest, which Lien is valid, perfected, and enforceable pursuant to applicable Law or by reason of a Bankruptcy Court order, or subject to setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the Creditor’s interest in the Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code.

1.109 “Paragon Claims” means all Claims held by the Paragon Litigation Trust.

1.110 “Paragon Defendants” means, collectively, Noble Corporation plc (n/k/a Noble Holding Corporation plc), Noble Corporation Holdings Ltd, Noble Corporation, Noble FDR Holdings Limited, Noble Holding International Limited, Noble Holding (U.S.) LLC, and Noble International Finance Company.

1.111 “Paragon Litigation Trust” means that certain trust established pursuant to the plan of reorganization confirmed in Paragon Offshore plc’s chapter 11 proceedings in the United States Bankruptcy Court for the District of Delaware [Case No. 16-10386, Docket No. 1614].

1.112 “Paragon Settlement Agreement” means that certain Settlement Agreement, dated as of September 23, 2020, between and among the Paragon Litigation Trust and the Paragon Defendants, which is filed as Exhibit 1 to Docket No. 545.

1.113 “Parent” means Noble Corporation plc (n/k/a Noble Holding Corporation plc).

1.114 “Periodic Distribution Date” means, as applicable, (a) the Distribution Date, as to the first distribution made by the Distribution Agent, and (b) thereafter, such Business Days selected by the Reorganized Debtors in their sole discretion.

1.115 “Person” has the meaning ascribed to such term in section 101(41) of the Bankruptcy Code.

1.116 “Petition Date” means, with (a) respect to each of the Debtors other than the Additional Debtors, July 31, 2020, and (b) with respect to the Additional Debtors, September 24, 2020.

1.117 “Plan” means this joint plan of reorganization for the resolution of outstanding Claims and Interests in the Chapter 11 Cases, as may be modified in accordance with the Bankruptcy Code, Bankruptcy Rules, and the terms herein, including the Plan Supplement and all Exhibits, supplements, appendices, and schedules.

1.118 “Plan Securities” has the meaning ascribed to such term in Article 7.8.

1.119 “Plan Securities and Documents” has the meaning ascribed to such term in Article 7.8.

1.120 “Plan Supplement” means the supplement or supplements to the Plan containing certain Exhibits and documents relevant to the implementation of the Plan, to be filed with the Bankruptcy Court in accordance with the terms herein, which shall include, but not be limited to, each of the Exhibits described in the Plan.

1.121 “Plan Supplement Filing Date” means the date on which the Plan Supplement is filed with the Bankruptcy Court, which date shall be at least seven days prior to the Voting Deadline or such later date as may be approved by the Bankruptcy Court without further notice, so long as such date is prior to the Voting Deadline.

1.122 “Plan Transaction Documents” means all definitive documents and agreements to which the Debtors will be a party as contemplated by the Plan including, without limitation, (a) the Plan and any documentation or agreements related thereto, (b) the Confirmation Order and pleadings (but not declarations) in support of entry thereof, (c) the solicitation materials in respect of the Plan, the motion to approve the Disclosure Statement, and the Disclosure Statement Order, (d) the Backstop Commitment Agreement, BCA Approval Order, Registration Rights Agreement, and Rights Offering Procedures, (e) the Reorganized Parent Organizational Documents and related corporate governance documents, and (f) all documents that will comprise the Plan Supplements.

1.123 “Priority Guaranteed Noteholder” means a Holder of a Priority Guaranteed Note.

1.124 “Priority Guaranteed Notes” means those certain outstanding senior guaranteed notes issued pursuant to Priority Guaranteed Notes Indenture.

1.125 “Priority Guaranteed Notes Claims” means all Claims arising under the Priority Guaranteed Notes and the Priority Guaranteed Notes Indenture, which shall be classified under the Plan as General Unsecured Claims.

1.126 “Priority Guaranteed Notes Indenture” means that certain indenture, dated as of January 31, 2018, by and among Noble Holding International Limited, as issuer, Noble Corporation as parent guarantor, Noble 2018-I Guarantor LLC, Noble 2018-II Guarantor LLC, Noble 2018-III Guarantor LLC, Noble 2018-IV Guarantor LLC, each as subsidiary guarantors, and the Priority Guaranteed Notes Indenture Trustee.

1.127 “Priority Guaranteed Notes Indenture Trustee” means the “Trustee” as defined in the Priority Guaranteed Notes Indenture.

1.128 “Priority Guaranteed Notes Obligors” means, collectively, Noble Holding International Limited, Noble Corporation, Noble 2018-I Guarantor LLC, Noble 2018-II Guarantor LLC, Noble 2018-III Guarantor LLC, and Noble 2018-IV Guarantor LLC.

1.129 “Priority Tax Claim” means a Claim of a Governmental Unit entitled to priority pursuant to section 507(a)(8) of the Bankruptcy Code.

1.130 “Pro Rata” means, with respect to Claims, at any time, the proportion that the Face Amount of a Claim in a particular Class or Classes bears to the aggregate Face Amount of all Claims (including Disputed Claims, but excluding Disallowed Claims) in such Class or Classes at issue on a consolidated basis.

1.131 “Proceeding” means any actual or threatened claim (including a claim of a violation of applicable Law), charge, Cause of Action, action, audit, arbitration, demand, litigation, suit, proceeding, investigation, grievance, citation, summons, subpoena, inquiry, hearing, originating application to a tribunal, arbitration or other proceeding at Law or in equity or order or ruling, in each case whether civil, criminal, administrative, investigative or otherwise, whether in contract, in tort or otherwise, and whether or not such claim, charge, cause of action, action, audit, arbitration, demand, litigation, suit, proceeding, investigation grievance, citation, summons, subpoena, inquiry, hearing, originating application to a tribunal, arbitration or other proceeding or order or ruling results in a formal civil or criminal litigation or regulatory action.

1.132 “Professional” means any Entity (a) retained in the Chapter 11 Cases by separate Final Order pursuant to sections 327, 363, and 1103 of the Bankruptcy Code or otherwise; or (b) awarded compensation and reimbursement by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code; provided, however, that Professional does not include any Entity retained pursuant to the Ordinary Course Professionals Order.

1.133 “Professional Amount” means the aggregate amount of Professional Claims and other unpaid fees and expenses that the Professionals estimate they have incurred or will incur in rendering services to the Debtors as set forth in Article 2.2(c) of the Plan.

1.134 “Professional Claim” means an Administrative Claim of a Professional for compensation for services rendered or reimbursement of costs, expenses, or other charges and disbursements incurred relating to services rendered or expenses incurred after the Petition Date and prior to and including the Confirmation Date. For the avoidance of doubt, the Restructuring Expenses shall not constitute a Professional Claim.

1.135 “Professional Escrow Account” means an interest-bearing account funded by the Debtors with Cash on the Effective Date in an amount equal to the Professional Amount.

1.136 “Registration Rights Agreement” means the registration rights agreement to be entered into on the Effective Date by Reorganized Parent and the Backstop Commitment Parties, the terms of which shall be consistent with the RSA and the Backstop Commitment Agreement and subject to the consent rights set forth therein.

1.137 “Reinstated” or “Reinstatement” means (a) leaving unaltered the legal, equitable and contractual rights to which a Claim entitles the Holder of a Claim so as to leave such Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code, or (b) notwithstanding any contractual provision or applicable Law that entitles the Holder of a Claim to demand or receive accelerated payment of such Claim after the occurrence of a default, (i) curing any such default that occurred before or after the Petition

Date, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code; (ii) reinstating the maturity of such Claim as such maturity existed before such default; (iii) compensating the Holder of a Claim for any damages incurred as a result of any reasonable reliance by such Holder of a Claim on such contractual provision or such applicable Law; and (iv) not otherwise altering the legal, equitable or contractual rights to which such Claim entitles the Holder of a Claim; provided, however, that any contractual right that does not pertain to the payment when due of principal and interest on the obligation on which such Claim is based, including, but not limited to, financial covenant ratios, negative pledge covenants, covenants or restrictions on merger or consolidation, “going dark” provisions, and affirmative covenants regarding corporate existence prohibiting certain transactions or actions contemplated by this Plan, or conditioning such transactions or actions on certain factors, shall not be required to be cured or reinstated in order to accomplish Reinstatement.

1.138 “Rejection Damages Claim” means any Claim on account of the rejection of an Executory Contract or Unexpired Lease pursuant to section 365 of the Bankruptcy Code.

1.139 “Related Parties” means, collectively, current and former directors, managers, officers, equity holders (regardless of whether such interests are held directly or indirectly), affiliated investment funds or investment vehicles, predecessors, participants, successors, assigns, subsidiaries, affiliates, managed accounts or funds, partners, limited partners, general partners, principals, members, management companies, fund advisors or managers, employees, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, heirs, executors, and assigns, and other professionals, in each case solely in their capacities as such, together with their respective past and present directors, officers, shareholders, partners, members, employees, agents, attorneys, representatives, heirs, executors and assigns, in each case solely in their capacities as such.

1.140 “Released Parties” means, collectively, each of the following in their respective capacities as such: (a) each Debtor; (b) each Reorganized Debtor; (c) each Consenting Creditor (as defined in the RSA), including (i) the members of the Ad Hoc Guaranteed Group, and (ii) the members of the Ad Hoc Legacy Group, (d) each of the Indenture Trustees; (e) each Backstop Commitment Party; (f) the Revolving Credit Facility Agent; (g) each Revolving Credit Facility Lender (except for any Revolving Credit Facility Lender that does not elect to participate in the Exit Revolving Credit Facility); (h) the Exit Revolving Credit Facility Agent; (i) each Exit Revolving Credit Facility Lender; (j) each Affiliate of each Entity in clause (a) through (i); and (j) each Related Party of each Entity in clause (a) through (j); provided that any Holder of a Claim or Interest that opts out of the releases shall not be a “Released Party.”

1.141 “Releasing Parties” means, collectively, each of the following in their respective capacities as such: (a) each Debtor; (b) each Reorganized Debtor; (c) each Person who is or was a Consenting Creditor (as defined in the RSA), including (i) the members of the Ad Hoc Guaranteed Group, and (ii) the members of the Ad Hoc Legacy Group (d) each of the Indenture Trustees; (e) the Revolving Credit Facility Agent; (f) each Revolving Credit Facility Lender (except for any Revolving Credit Facility Lender that does not elect to participate in the Exit Revolving Credit Facility); (g) each Released Party; (h) without limiting the foregoing, each Holder of a Claim against or Interest in the Company that (1) voted to accept the Plan, (2) is deemed to accept the Plan, (3) is deemed to reject the Plan and did not indicate that they opt to not grant the releases provided in the Plan, (4) was solicited to vote to accept or reject the Plan but who does not vote either to accept or to reject the Plan and, further, did not indicate that they opt to not grant the releases provided in the Plan, or (5) voted to reject the Plan and did not indicate that they opt to not grant the releases provided in the Plan; (i) each Affiliate of each Entity in clause (a) through (h); and (j) each Related Party of each Entity in clause (a) through (i); provided, that, the Paragon Litigation Trust shall not be deemed a Releasing Party for purposes of Article 11.4 with respect to any of the D&O Defendants (as defined in the Paragon Settlement Agreement) until a Global Resolution (as defined in the Paragon Settlement Agreement) is effective.

1.142 “Reorganized Debtors” means the Debtors or any successor thereto, by merger, consolidation, or otherwise, from and after the Effective Date.

1.143 “Reorganized Parent” a newly-formed entity that will acquire (directly or indirectly) the interests of one or more Debtors pursuant to a Restructuring Transaction and thereby replacing Parent as the ultimate parent company of such Debtors and their Affiliates from and after the Effective Date.

1.144 “Reorganized Parent Organizational Documents” means the organizational and governance documents of the Reorganized Parent, including, as applicable, articles of association, certificates or articles of incorporation and bylaws, certificates of formation, partnership agreements, operating agreements, limited liability company agreements, limited partnership agreements, and any similar documents of the Reorganized Parent, the form and substance of which shall be set forth in Exhibit 7.12, provided that such organizational documents may be revised prior to the Effective Date to provide for the Reorganized Parent to be formed in an alternative jurisdiction, with the reasonable consent of the Ad Hoc Guaranteed Group.

1.145 “Reorganized Parent Stock” means the ordinary shares issued by the Reorganized Parent or (where such shares are represented by depositary receipts or depositary interests) such depositary receipts or depositary interests, as the case may be.

1.146 “Requisite Consenting Legacy Noteholders” has the meaning ascribed to such term in the RSA.

1.147 “Requisite Consenting Priority Guaranteed Noteholders” has the meaning ascribed to such term in the RSA.

1.148 “Restructuring Expenses” means reasonable and documented out-of-pocket pre- and post-petition fees (including irrecoverable value added taxes) & expenses of the advisors to (i) the Ad Hoc Guaranteed Group (Kramer Levin Naftalis & Frankel LLP, Ducera Partners, DNB Markets (Investment Banking Division), Akin Gump LLP, and Foley & Lardner LLP); and (ii) the Ad Hoc Legacy Group (Milbank LLP, Houlihan Lokey Capital, Inc., and Jackson Walker LLP).

1.149 “Restructuring Transactions” has the meaning set forth in Article 7.3(a).

1.150 “Revolving Credit Agreement” means that certain Revolving Credit Agreement, dated as of December 21, 2017, by and among Noble Holding UK Limited, Noble Cayman Limited, Noble International Finance Company, each subsidiary guarantor party thereto, JPMorgan Chase Bank, N.A. as administrative agent, the lenders party thereto, the issuing banks and swingline lenders party thereto, and the other parties party thereto, as amended by that certain First Amendment to Revolving Credit Agreement, dated as of July 26, 2019, and as may be further amended, restated, supplemented or otherwise modified from time to time prior to the Effective Date.

1.151 “Revolving Credit Documents” means, collectively, the Revolving Credit Agreement and all other “Loan Documents” (as defined therein), including all other agreements, documents and instruments delivered or entered into pursuant thereto or in connection therewith (including any guarantee agreements and collateral documents) (in each case, as amended, restated, modified, or supplemented from time to time prior to the Effective Date).

1.152 “Revolving Credit Facility Agent” means JPMorgan Chase Bank, N.A., solely in its capacity as administrative agent under the Revolving Credit Documents.

1.153 “Revolving Credit Facility Claims” means all Claims arising under the Revolving Credit Documents.

1.154 “Revolving Credit Facility Lenders” means the lenders party to the Revolving Credit Agreement.

1.155 “Revolving Credit Facility Obligors” means, collectively, the following Debtors: Bully 1 (Switzerland) GmbH; Bully 2 (Switzerland) GmbH; Noble BD LLC; Noble Cayman Limited; Noble Cayman SCS Holding Ltd; Noble Drilling (TVL) Ltd; Noble Drilling Holding LLC; Noble Drilling International GmbH; Noble Drilling NHIL LLC; Noble DT LLC; Noble Holding UK Limited; Noble International Finance Company; Noble Leasing (Switzerland) GmbH; Noble Leasing III (Switzerland) GmbH; Noble Resources Limited; and Noble SA Limited.

1.156 “Rights Offering” means the offering of Subscription Rights in accordance with the Rights Offering Procedures.

1.157 “Rights Offering Amount” means Cash in the amount of $200 million.

1.158 “Rights Offering Backstop Purchasers” means the Backstop Parties (as defined in the Backstop Commitment Agreement).

1.159 “Rights Offering Procedures” means the procedures governing the distribution and exercise of the Subscription Rights approved by the Bankruptcy Court pursuant to the BCA Approval Order.

1.160 “Rights Offering Securities” means the Exit Second Lien Notes and Reorganized Parent Stock offered in the Rights Offering.

1.161 “RSA” means the Restructuring Support Agreement, dated as of July 31, 2020, by and between the Debtors and the Consenting Creditors (as defined therein), including any exhibits and schedules thereto, as amended, modified, or supplemented from time to time in accordance with the terms therein.

1.162 “Scheduled” means, with respect to any Claim, the status, priority, and amount, if any, of such Claim as set forth in the Schedules.

1.163 “Schedules” means the schedules of assets and liabilities and the statements of financial affairs filed in the Chapter 11 Cases by the Debtors pursuant to section 521 of the Bankruptcy Code, which incorporate by reference the global notes and statement of limitations, methodology, and disclaimer regarding the Debtors’ schedules and statements, as such schedules or statements have been or may be further modified, amended, or supplemented from time to time in accordance with Bankruptcy Rule 1009 or Final Orders of the Bankruptcy Court.

1.164 “SEC” means the United States Securities and Exchange Commission.

1.165 “Section 503(b)(9) Claim” means any Claim asserted under section 503(b)(9) of the Bankruptcy Code equal to the value of any goods received by the Debtors within 20 days before the Petition Date in which the goods have been sold to the Debtors in the Debtors’ ordinary course of business.

1.166 “Section 510(b) Claim” means any Claim against the Debtors that is subject to subordination under section 510(b) of the Bankruptcy Code, whether arising from rescission of a purchase or sale of a security of the Debtors or an Affiliate of the Debtors, for damages arising from the purchase or sale of such a security, or for reimbursement or contribution Allowed under section 502 of the Bankruptcy Code on account of such Claim, or otherwise, which Claim shall be subordinated to all Claims or Interests that are senior to or equal to the Claim or Interest represented by such security.

1.167 “Securities Act” means the Securities Act of 1933, as now in effect or hereafter amended, and the rules and regulations of the SEC promulgated thereunder.

1.168 “Security” has the meaning ascribed to such term in section 2(a)(1) of the Securities Act.

1.169 “Servicer” means an agent or other authorized representative of Holders of Claims or Interests, which may include an Indenture Trustee, as the context requires.

1.170 “Subscription Rights” means, collectively, the Debtor Group B Subscription Rights and the Debtor Group C Subscription Rights.

1.171 “Tranche 1 Warrants” means, on terms and conditions consistent with Exhibit 1 (together with such changes to the mechanics as shall be reasonably acceptable to the Company, the Ad Hoc Guaranteed Group, and the Ad Hoc Legacy Group), 7-year warrants with Black Scholes protection for 12.5% of the fully diluted Reorganized Parent Stock (subject to dilution by the Management Incentive Plan and the Tranche 3 Warrants) struck at the price that would result in payment of the Priority Guaranteed Notes in full at par plus accrued interest as of the Petition Date.

1.172 “Tranche 2 Warrants” means, on terms and conditions consistent with Exhibit 1 (together with such changes to the mechanics as shall be reasonably acceptable to the Company, the Ad Hoc Guaranteed Group, and the Ad Hoc Legacy Group), 7-year warrants with Black Scholes protection for 12.5% of the fully diluted Reorganized Parent Stock (subject to dilution by the Management Incentive Plan and the Tranche 3 Warrants) struck at 120% of the price that would result in payment of the Priority Guaranteed Notes in full at par plus accrued interest as of the Petition Date.

1.173 “Tranche 3 Warrants” means, on terms and conditions consistent with Exhibit 1 (together with such changes to the mechanics as shall be reasonably acceptable to the Company, the Ad Hoc Guaranteed Group, and the Ad Hoc Legacy Group), 5-year warrants with no Black Scholes protection for 4% of the fully diluted Reorganized Parent Stock (subject to dilution by the Management Incentive Plan) struck at the price that would result in payment of the Legacy Notes in full at par plus accrued interest as of the Petition Date.

1.174 “Transocean Claims” means all Claims held by Transocean Ltd. and its Related Parties, including Transocean Offshore Deepwater Drilling Inc., arising out of or relating to the Transocean Patents or the 2007 License (each as defined in the Transocean Settlement Agreement).

1.175 “Transocean Defendants” means, collectively, Noble Corporation plc (n/k/a Noble Holding Corporation plc), Noble Corporation, Noble Drilling Americas LLC, Noble Drilling Exploration Company, Noble Drilling Holding LLC, Noble Drilling Services Inc., Noble Drilling (U.S.) LLC, and Noble Leasing III (Switzerland) GmbH.

1.176 “Transocean Settlement Agreement” means that certain Settlement Agreement, dated as of September 15, 2020, between and among Transocean Offshore Deepwater Drilling Inc. and the Transocean Defendants, which is filed in redacted form as Exhibit 1 to Docket No. 544.

1.177 “Unclaimed Distribution” means any distribution under the Plan on account of an Allowed Claim to a Holder that has not: (a) accepted a particular distribution or, in the case of distributions made by check, negotiated such check; (b) given notice to the Reorganized Debtors of an intent to accept a particular distribution; (c) responded to the Debtors’ or Reorganized Debtors’ request for information necessary to facilitate a particular distribution; or (d) taken any other action necessary to facilitate such distribution.

1.178 “Unexpired Lease” means a lease of nonresidential real property to which any Debtor is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

1.179 “Unimpaired” means, with respect to a Class of Claims, a Class of Claims that is not Impaired.

1.180 “Voting Deadline” means November 13, 2020 at 4:00 p.m. prevailing Eastern Time, as may be extended to the extent authorized under the Disclosure Statement Order.

1.181 “Warrants” means, collectively, the Tranche 1 Warrants, the Tranche 2 Warrants, and the Tranche 3 Warrants.

C. Rules of Interpretation

For purposes of this Plan, unless otherwise provided herein, (a) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, shall include both the singular and the plural; (b) each pronoun stated in the masculine, feminine, or neuter includes the masculine, feminine, and neuter; (c) any reference in the Plan to an existing document or schedule filed or to be filed means such document or schedule, as it may have been or may be amended, modified, or supplemented; (d) any reference to an entity as a Holder of a Claim or Interest includes that entity’s successors and assigns; (e) all references in this Plan to Sections, Articles, and Exhibits are references to Sections, Articles, and Exhibits of or to this Plan; (f) the words “herein,” “hereunder,” and “hereto” refer to this Plan in its entirety rather than to a particular portion of this Plan; (g) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Plan; (h) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (i) to the extent the Disclosure Statement is inconsistent with the terms of this Plan, this Plan shall control; (j) to the extent this Plan is inconsistent with the Confirmation Order, the Confirmation Order shall control; (k) any immaterial effectuating provision may be interpreted by the Reorganized Debtors in a manner that is consistent with the overall purpose and intent of the Plan without further Final Order of the Bankruptcy Court; (l) to the extent that any right of any Entity (other than the Debtors or Reorganized Debtors) to consent to a matter, action or otherwise is unqualified, it shall be implied that such consent right may not be unreasonably withheld, conditioned, or delayed; and (m) references to “shares,” “shareholders,” “directors,” shall also include “membership units,” “members,” “managers,” and/or “officers” or other functional equivalents, as applicable, as such terms are defined under the applicable state or non-U.S. corporations or comparable Laws, as applicable.

D. Computation Of Time

In computing any period of time prescribed or allowed by this Plan, unless otherwise expressly provided, the provisions of Bankruptcy Rule 9006(a) shall apply.

E. References to Monetary Figures

All references in this Plan to monetary figures shall refer to currency of the United States of America, unless otherwise expressly provided.

F. Certain Consent Rights

Notwithstanding anything in the Plan or Confirmation Order to the contrary (including Article 14.13 of this Plan), all consent rights, including the various consent rights of the Ad Hoc Guaranteed Group and the Ad Hoc Legacy Group, set forth in the RSA with respect to the form and substance of the Plan, the Plan Supplement, and any Plan Transaction Documents shall be incorporated herein by this reference and fully enforceable as stated herein until such time as the RSA is terminated in accordance with its terms. For the avoidance of doubt, the failure to specify a particular consent right in this Plan that is otherwise set forth in the RSA does not in any way impair, alter, or amend such consultation rights, which remain binding on the parties to the RSA and incorporated into the Plan, the Plan Supplement, and any Plan Transaction Documents or other related documents.

G. Exhibits

All Exhibits are incorporated into and are a part of this Plan as if set forth in full herein and, to the extent not annexed hereto, such Exhibits shall be filed with the Bankruptcy Court on or before the Plan Supplement Filing Date. After the Plan Supplement Filing Date, copies of Exhibits may be obtained upon written request to Skadden, Arps, Slate, Meagher & Flom LLP, 155 North Wacker Drive, Suite 2700, Chicago, Illinois 60606 (Attn: George Panagakis), or Skadden, Arps, Slate, Meagher & Flom LLP, One Manhattan West, New York, New York 10001 (Attn: Mark McDermott and Jason Kestecher), counsel to the Debtors, or by downloading such Exhibits from the Debtors’ informational website at https://dm.epiq11.com/noble. To the extent any Exhibit is inconsistent with the terms of this Plan and unless otherwise provided for in the Confirmation Order, the terms of the Exhibit shall control as to the transactions contemplated thereby and the terms of this Plan shall control as to any Plan provision that may be required under the Exhibit.

ARTICLE II

ADMINISTRATIVE EXPENSES AND PRIORITY CLAIMS

2.1 Administrative Claims. Except to the extent that the Debtors (or the Reorganized Debtors) and a Holder of an Allowed Administrative Claim agree to less favorable treatment, a Holder of an Allowed Administrative Claim (other than a Professional Claim, which shall be subject to Article 2.2 of this Plan) shall receive, in full satisfaction, settlement, release, and discharge of, and in exchange for, such Administrative

Claim, Cash equal to the unpaid portion of such Allowed Administrative Claim either (a) on or as soon as practicable after the Effective Date, (b) if the Allowed Administrative Claim is based on liabilities incurred by the Debtors in the ordinary course of their business after the Petition Date, in the ordinary course of business in accordance with the terms and conditions of the particular transaction giving rise to such Allowed Administrative Claim, without any further action by the Holder of such Allowed Administrative Claim, or (c) on such other date as agreed between the Debtors (or the Reorganized Debtors) and such Holder of an Allowed Administrative Claim; provided, however, that other than Holders of (i) Professional Claims, (ii) Administrative Claims deemed Allowed by the Bankruptcy Court on or before the Effective Date, or (iii) Administrative Claims that are not Disputed and arose in the ordinary course of business and were paid or are to be paid in accordance with the terms and conditions of the particular transaction giving rise to such Administrative Claim, the Holder of any Administrative Claim shall have filed a proof of Claim form no later than the Administrative Claims Bar Date and such Claim shall have become an Allowed Claim. Except as otherwise provided herein and as set forth in Article 2.2 of this Plan, all requests for payment of an Administrative Claim must be filed, in substantially the form of the Administrative Claim Request Form contained in Exhibit 2.1, with the Claims and Solicitation Agent and served on counsel for the Reorganized Debtors by no later than the Administrative Claims Bar Date. After the Effective Date, the Reorganized Debtors may settle an Administrative Claim without further Bankruptcy Court approval. In the event that the Reorganized Debtors object to an Administrative Claim and there is no settlement, the Bankruptcy Court shall determine the Allowed amount of such Administrative Claim.

2.2 Professional Claims.

(a) Final Fee Applications and Payment of Professional Claims. All requests for payment of Professional Claims for services rendered and reimbursement of expenses incurred prior to the Confirmation Date must be filed no later than 60 days after the Effective Date. The Bankruptcy Court shall determine the Allowed amounts of such Professional Claims after notice and a hearing in accordance with the procedures established by the Bankruptcy Court. The Reorganized Debtors shall pay Professional Claims in Cash in the amount the Bankruptcy Court allows, including from the Professional Escrow Account, which the Reorganized Debtors will establish in trust for the Professionals and fund with Cash equal to the Professional Amount on the Effective Date.

(b) Professional Escrow Account. On the Effective Date, the Reorganized Debtors shall establish and fund the Professional Escrow Account with Cash equal to the Professional Amount. The Professional Escrow Account shall be maintained in trust solely for the Professionals. Such funds shall not be considered property of the Estates of the Debtors or the Reorganized Debtors. The amount of Allowed Professional Claims shall be paid in Cash to the Professionals by the Reorganized Debtors from the Professional Escrow Account as soon as reasonably practicable after such Professional Claims are Allowed. When such Allowed Professional Claims have been paid in full, any remaining amount in the Professional Escrow Account shall promptly be paid to the Reorganized Debtors without any further action or order of the Bankruptcy Court.

(c) Post-Confirmation Fees and Expenses. From and after the Confirmation Date, the Debtors shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash the reasonable and documented legal, professional, or other fees and expenses of the Professionals in the ordinary course of business (including as related to implementation of the Plan, Consummation, and preparing, reviewing and prosecuting or addressing any issues with respect to final fee applications). Upon the Confirmation Date, any requirement that Professionals comply with sections 327 through 331, 363, and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Debtors may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court. Except as set forth in Article 14.7, the Creditors’ Committee’s Professionals may not be paid for services rendered after the Confirmation Date.

2.3 Priority Tax Claims. On the Effective Date, except to the extent that the Debtors (or Reorganized Debtors) and a Holder of an Allowed Priority Tax Claim agree to a less favorable treatment, each Holder of an Allowed Priority Tax Claim due and payable on or before the Effective Date shall receive one of the following treatments on account of such Claim: (a) Cash in an amount equal to the amount of such Allowed Priority Tax Claim, (b) Cash in an amount agreed to by the Debtors (or the Reorganized Debtors) and such Holder, provided, however, that such parties may further agree for the payment of such Allowed Priority Tax Claim to occur at a later date, or (c) at the sole option of the Debtors, Cash in the aggregate amount of such Allowed Priority Tax Claim plus, to the extent provided for by section 511 of the Bankruptcy Code, interest at a rate determined under applicable non-bankruptcy Law, payable in installment payments over a period of not more than five (5) years after the Petition Date pursuant to section 1129(a)(9)(C) of the Bankruptcy Code. To the extent any Allowed Priority Tax Claim is not due and owing on the Effective Date, such Allowed Priority Tax Claim shall be paid in full in Cash in accordance with the terms of any agreement between the Debtors and the Holder of such Claim, or as may be due and payable under applicable non-bankruptcy Law or in the ordinary course of business as such obligations become due.

ARTICLE III

CLASSIFICATION, TREATMENT, AND VOTING OF CLAIMS AND INTERESTS

3.1 Classification of Claims and Interests.

(a) Pursuant to sections 1122 and 1123 of the Bankruptcy Code, set forth below is a designation of classes of Claims and Interests. A Claim or Interest is placed in a particular Class for the purposes of voting on the Plan and, to the extent applicable, receiving distributions pursuant to the Plan only to the extent that such Claim or Interest is an Allowed Claim or an Allowed Interest in that Class and such Claim or Interest has not been paid, released, or otherwise settled prior to the Effective Date. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims of the kinds specified in sections 507(a)(1) and 507(a)(8) of the Bankruptcy Code have not been classified and their treatment is set forth in Article II above.

(b) For administrative convenience, the Plan organizes the Debtors into groups (each a “Debtor Group”) and assigns a letter to each Debtor Group and a number to each Class of Claims or Interests in each Debtor Group. To the extent a Holder has a Claim that may be asserted against more than one Debtor in a Debtor Group, the vote of such Holder in connection with such Claims shall be counted as a vote of such Claim against each Debtor in such Debtor Group. Assignment of a Claim to a Debtor Group does not signify that the Holder of such Claim has a Claim against each Debtor within such Debtor Group. Notwithstanding this organizing principle, the Plan is a separate chapter 11 plan for each Debtor. Such groupings shall not affect any Debtor’s status as a separate legal Entity, result in substantive consolidation of any Estates, change the organizational structure of the Debtors’ business enterprise, constitute a change of control of any Debtor for any purpose, cause a merger or consolidation of any legal Entities, or cause the transfer of any assets. Except as otherwise provided by or permitted under the Plan, all Debtors shall continue to exist as separate legal Entities after the Effective Date.

(c) The value of the recovery that each Claim receives under the Plan is dictated by the structural seniority of the Debtor against which such Claim is asserted. Thus, as a general matter, Claims asserted against structurally senior Debtor Groups receive a more valuable recovery. In order of structural seniority, Debtor Group A is most senior, followed by Debtor Groups B, C, D, E, and F.

(d) For consistency, similarly designated Classes of Claims and Interests are assigned the same number across each Debtor Group. Claims and Interests are classified as follows:

Letter	Debtor Group
A	Noble John Sandifer LLC Noble Johnnie Hoffman LLC
B	Noble 2018-I Guarantor LLC Noble 2018-II Guarantor LLC Noble 2018-III Guarantor LLC Noble 2018-IV Guarantor LLC
C	Noble Holding International Limited

D

Bully 1 (Switzerland) GmbH

Bully 2 (Switzerland) GmbH

Noble Asset Mexico LLC

Noble BD LLC

Noble Bill Jennings LLC

Noble Cayman Limited

Noble Cayman SCS Holding Ltd

Noble Contracting II GmbH

Noble Corporation Holding LLC

Noble Drilling Americas LLC

#	Designation
1	Other Secured Claims

2	Other Priority Claims

3	Revolving Credit Facility Claims

4	Go-Forward Trade Claims

5	Transocean Claims

6	Paragon Claims

7	General Unsecured Claims

8	Intercompany Claims

9	Section 510(b) Claims

10	Interests in Debtor Subsidiaries

11	Interests in Parent

Noble Drilling (Guyana) Inc.

Noble Drilling (TVL) Ltd

Noble Drilling (U.S.) LLC

Noble Drilling Exploration Company

Noble Drilling Holding LLC

Noble Drilling International GmbH

Noble Drilling NHIL LLC

Noble Drilling Services Inc.

Noble DT LLC

Noble Earl Frederickson LLC

Noble FDR Holdings Limited

Noble Holding (U.S.) LLC

Noble International Finance Company

Noble Leasing (Switzerland) GmbH

Noble Leasing III (Switzerland) GmbH

Noble Resources Limited

Noble SA Limited

Noble SA LLC

Noble Services International Limited

E

NDSI Holding Limited

Noble Corporation

Noble Corporation Holdings Ltd

Noble Holding UK Limited

Noble International Services LLC

Noble Mexico Limited

Noble NEC Holdings Limited

Noble Rig Holding I Limited

Noble Rig Holding 2 Limited

F	Noble Corporation plc (n/k/a Noble Holding Corporation plc)

The classification of Claims and Interests (as applicable) under the Plan is as set forth below.

Class(es)	Claim or Interest	Status	Voting Rights
1A – 1F	Other Secured Claims	Unimpaired	Presumed to Accept

2A – 2F	Other Priority Claims	Unimpaired	Presumed to Accept

Class(es)	Claim or Interest	Status	Voting Rights

3A, 3D, 3E3	Revolving Credit Facility Claims	Impaired	Entitled to Vote

4A – 4F	Go-Forward Trade Claims	Unimpaired	Presumed to Accept

5A – 5F	Transocean Claims	Impaired	Entitled to Vote

6A – 6F	Paragon Claims	Impaired	Entitled to Vote

7A	General Unsecured Claims against Debtor Group A	Impaired	Entitled to Vote

7B	General Unsecured Claims against Debtor Group B	Impaired	Entitled to Vote

7C	General Unsecured Claims against Debtor Group C	Impaired	Entitled to Vote

7D	General Unsecured Claims against Debtor Group D	Impaired	Entitled to Vote

7E	General Unsecured Claims against Debtor Group E	Impaired	Deemed to Reject

7F	General Unsecured Claims against Debtor Group F	Impaired	Entitled to Vote

8A – 8F	Intercompany Claims	Impaired or Unimpaired	Deemed to Reject or Presumed to Accept

9A – 9F	Section 510(b) Claims	Impaired	Deemed to Reject

10A – 10E	Interests in Debtor Subsidiaries	Impaired or Unimpaired	Deemed to Reject or Presumed to Accept

11F	Interests in Parent	Impaired	Deemed to Reject

[3]	Debtor Groups not represented on this table with respect to Revolving Credit Facility Claims (Classes 3B, 3C, and 3F) are omitted because there are no applicable Claims in such Class.

ARTICLE IV

PROVISIONS FOR TREATMENT

OF CLAIMS AND INTERESTS

4.1 Other Secured Claims (Classes 1A – 1F)

(a) Classification: Classes 1A through 1F consist of all Allowed Other Secured Claims.

(b) Treatment: Except as otherwise provided in and subject to Article 10.5 of this Plan, and except to the extent that a Holder of an Allowed Other Secured Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each and every Allowed Other Secured Claim, each such Holder of an Allowed Other Secured Claim shall, at the option of the Debtors or the Reorganized Debtors, as applicable:

(i) have its Allowed Other Secured Claim Reinstated and rendered Unimpaired, or otherwise have its Claim rendered Unimpaired, in each case in accordance with section 1124(2) of the Bankruptcy Code, notwithstanding any contractual provision or applicable non-bankruptcy Law that entitles the Holder of an Allowed Other Secured Claim to demand or receive payment of such Allowed Other Secured Claim prior to the stated maturity of such Allowed Other Secured Claim from and after the occurrence of a default;

(ii) be paid in full in Cash in an amount equal to such Allowed Other Secured Claim, including postpetition interest, if any, on such Allowed Other Secured Claim required to be paid pursuant to section 506 of the Bankruptcy Code as the case may be, on the later of (x) the Effective Date and (y) the date such Other Secured Claim becomes an Allowed Claim or as soon thereafter as reasonably practicable;

(iii) receive such other less favorable treatment as to which the Debtors or Reorganized Debtors and such Holder of such Allowed Other Secured Claim will have agreed upon in writing; or

(iv) receive delivery of the collateral securing any such Allowed Other Secured Claim;

provided, that Allowed Other Secured Claims incurred by the Debtors in the ordinary course of business may be paid in the ordinary course of business in accordance with such applicable terms and conditions relating thereto in the discretion of the Debtors or Reorganized Debtors without further notice to or order of the Bankruptcy Court. Nothing in this Article 4.1 or elsewhere in this Plan shall preclude the Debtors (or the Reorganized Debtors) from challenging the validity of any alleged Lien or the value of the property that secures any alleged Lien allegedly securing an Allowed Other Secured Claim.

(c) Voting: Classes 1A through 1F are Unimpaired, and Holders of Allowed Other Secured Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Allowed Other Secured Claims are not entitled to vote to accept or reject the Plan.

4.2 Other Priority Claims (Classes 2A – 2F)

(a) Classification: Classes 2A through 2F consist of all Allowed Other Priority Claims.

(b) Treatment: Except as otherwise provided in and subject to Article 10.5 of this Plan, and except to the extent that a Holder of an Allowed Other Priority Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each and every Allowed Other Priority Claim, each such Holder of an Allowed Other Priority Claim shall be paid in full in Cash on or as soon as reasonably practicable after the Effective Date or on such other date as agreed between the Debtors (or the Reorganized Debtors) and such Holder of an Allowed Other Priority Claim; provided, however, that Other Priority Claims that arise in the ordinary course of the Debtors’ business and which are not due and payable on or before the Effective Date shall be paid in the ordinary course of business in accordance with the terms thereof.

(c) Voting: Classes 2A through 2F are Unimpaired, and Holders of Allowed Other Priority Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Allowed Other Priority Claims are not entitled to vote to accept or reject the Plan.

4.3 Revolving Credit Facility Claims (Classes 3A, 3D and 3E)

(a) Classification: Classes 3A, 3D and 3E consist of all Allowed Revolving Credit Facility Claims.

(b) Treatment: Except to the extent that a Holder of an Allowed Revolving Credit Facility Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each and every Allowed Revolving Credit Facility Claim, on the Effective Date or as soon as reasonably practicable thereafter, each Holder of an Allowed Revolving Credit Facility Claim shall receive, at the election of such Holder of an Allowed Revolving Credit Facility Claim, its pro rata share of: (i) the Exit Revolving Credit Facility Commitments and (ii) the Exit Revolving Credit Facility Effective Date Cash Amount. Contingent or unasserted indemnification obligations under the Revolving Credit Agreement shall remain in full force and effect to the maximum extent permitted by applicable law and not be discharged, impaired, or otherwise affected by this Plan.

(c) Voting: Classes 3A, 3D and 3E are Impaired and Holders of Allowed Revolving Credit Facility Claims are entitled to vote to accept or reject the Plan.

4.4 Go-Forward Trade Claims (Classes 4A – 4F)

(a) Classification: Classes 4A through 4F consist of all Allowed Go-Forward Trade Claims.

(b) Treatment: Except as otherwise provided in and subject to Article 10.5 of this Plan, and except to the extent that a Holder of an Allowed Go-Forward Trade Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each and every Allowed Go-Forward Trade Claim, each such Holder of an Allowed Go-Forward Trade Claim shall be paid in full in Cash on the Effective Date or on such other date as agreed between the Debtors (or the Reorganized Debtors) and such Holder of an Allowed Go-Forward Trade Claim; provided, however, that Go-Forward Trade Claims that arise in the ordinary course of the Debtors’ business and which are not due and payable on or before the Effective Date shall be paid in the ordinary course of business in accordance with the terms thereof.

(c) Voting: Classes 4A through 4F are Unimpaired, and Holders of Allowed Go-Forward Trade Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Allowed Go-Forward Trade Claims are not entitled to vote to accept or reject the Plan.

4.5 Transocean Claims (Class 5A – 5F)

(a) Classification: Classes 5A through 5F consist of all Allowed Transocean Claims.

(b) Treatment: Except as otherwise provided in and subject to Article 10.5 of this Plan, and except to the extent that a Holder of an Allowed Transocean Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each and every Allowed Transocean Claim, each such Holder of an Allowed Transocean Claim shall receive such treatment as set forth in Section 2.1 of the Transocean Settlement Agreement, subject in all respects to the terms and conditions of the Transocean Settlement Agreement.

(c) Voting: Classes 5A through 5F are Impaired and Holders of Allowed Transocean Claims are entitled to vote to accept or reject the Plan.

4.6 Paragon Claims (Class 6A – 6F)

(a) Classification: Classes 6A through 6F consist of all Allowed Paragon Claims.

(b) Treatment: Except as otherwise provided in and subject to Article 10.5 of this Plan, and except to the extent that a Holder of an Allowed Paragon Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each and every Allowed Paragon Claim, each such Holder of an Allowed Paragon Claim shall receive such treatment as set forth in Section 2.2 of the Paragon Settlement Agreement, subject in all respects to the terms and conditions of the Paragon Settlement Agreement.

(c) Voting: Classes 6A through 6F are Impaired and Holders of Allowed Paragon Claims are entitled to vote to accept or reject the Plan.

4.7 General Unsecured Claims against Debtor Group A (Class 7A)

(a) Classification: Class 7A consists of all Allowed General Unsecured Claims against Debtor Group A.

(b) Treatment: Except to the extent that a Holder of an Allowed General Unsecured Claim against Debtor Group A agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each and every Allowed General Unsecured Claim against Debtor Group A, each Holder of an Allowed General Unsecured Claim against Debtor Group A shall receive Cash in the aggregate amount of such Allowed General Unsecured Claim against Debtor Group A, payable in three annual installment payments, with the first payment made one year after the later of (i) the Effective Date, and (ii) the date that such Claim becomes Allowed.

(c) Voting: Class 7A is Impaired and Holders of Allowed General Unsecured Claims against Debtor Group A are entitled to vote to accept or reject the Plan.

4.8 General Unsecured Claims against Debtor Group B (Class 7B)

(a) Classification: Class 7B consists of all Allowed General Unsecured Claims against Debtor Group B.

(b) Treatment: Except to the extent that a Holder of an Allowed General Unsecured Claim against Debtor Group B agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each and every Allowed General Unsecured Claim against Debtor Group B, on the Effective Date or as soon as reasonably practicable thereafter, each Holder of an Allowed General Unsecured Claim against Debtor Group B shall receive its Pro Rata share of (i) 63.5% of the Reorganized Parent Stock (subject to dilution by the Management Incentive Plan and the Warrants, but post-dilution by the Rights Offering) and (ii) the Debtor Group B Subscription Rights.

(c) Voting: Class 7B is Impaired and Holders of Allowed General Unsecured Claims against Debtor Group B are entitled to vote to accept or reject the Plan.

4.9 General Unsecured Claims against Debtor Group C (Class 7C)

(a) Classification: Class 7C consists of all Allowed General Unsecured Claims against Debtor Group C.

(b) Treatment: Except to the extent that a Holder of an Allowed General Unsecured Claim against Debtor Group C agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each and every Allowed General Unsecured Claim against Debtor Group C, on the Effective Date or as soon as reasonably practicable thereafter, each Holder of an Allowed General Unsecured Claim against Debtor Group C shall receive its Pro Rata share of (i) 4.1% of the Reorganized Parent Stock (subject to dilution by the Management Incentive Plan and the Warrants, but post-dilution by the Rights Offering), (ii) the Tranche 1 Warrants, (iii) the Tranche 2 Warrants, and (iv) the Debtor Group C Subscription Rights, provided that, any General Unsecured Claim that is Allowed against both Debtor Group B and Debtor Group C shall not receive a distribution with respect to Debtor Group C.

(c) Voting: Class 7C is Impaired and Holders of Allowed General Unsecured Claims against Debtor Group C are entitled to vote to accept or reject the Plan.

4.10 General Unsecured Claims against Debtor Group D (Class 7D)

(a) Classification: Class 7D consists of all Allowed General Unsecured Claims against Debtor Group D.

(b) Treatment: Except to the extent that a Holder of an Allowed General Unsecured Claim against Debtor Group D agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each and every Allowed General Unsecured Claim against Debtor Group D, on the Effective Date or as soon as reasonably practicable thereafter, each Holder of an Allowed General Unsecured Claim against Debtor Group D shall receive Cash in the aggregate amount of such Allowed General Unsecured Claim against Debtor Group D multiplied by the Applicable Percentage, payable in three annual installment payments, with the first payment made one year after the later of (i) the Effective Date, and (ii) the date that such Claim becomes Allowed.

(c) Voting: Class 7D is Impaired and Holders of Allowed General Unsecured Claims against Debtor Group D are entitled to vote to accept or reject the Plan.

4.11 General Unsecured Claims against Debtor Group E (Class 7E)

(a) Classification: Class 7E consists of all Allowed General Unsecured Claims against Debtor Group E.

(b) Treatment: On the Effective Date, all of the Debtors’ outstanding obligations under the General Unsecured Claims against Debtor Group E shall be extinguished, canceled, and discharged, and each Holder of a General Unsecured Claim against Debtor Group E shall receive no distribution on account of such Claim.

(c) Voting: Class 7E is Impaired, and Holders of Allowed General Unsecured Claims against Debtor Group E are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of Allowed General Unsecured Claims against Debtor Group E are not entitled to vote to accept or reject the Plan.

4.12 General Unsecured Claims against Debtor Group F (Class 7F)

(a) Classification: Class 7F consists of all Allowed General Unsecured Claims against Debtor Group F.

(b) Treatment: Except to the extent that a Holder of an Allowed General Unsecured Claim against Debtor Group F agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each and every Allowed General Unsecured Claim against Debtor Group F, on the Effective Date or as soon as reasonably practicable thereafter, each Holder of an Allowed General Unsecured Claim against Debtor Group F shall receive Cash in the aggregate amount of such Allowed General Unsecured Claim against Debtor Group F multiplied by 16%, payable in three annual installment payments, with the first payment made one year after the later of (i) the Effective Date, and (ii) the date that such Claim becomes Allowed.

(c) Voting: Class 7F is Impaired and Holders of Allowed General Unsecured Claims against Debtor Group F are entitled to vote to accept or reject the Plan.

4.13 Intercompany Claims (Classes 8A – 8F)

(a) Classification: Classes 8A through 8F consist of all Allowed Intercompany Claims.

(b) Treatment: On or as soon as reasonably practicable after the Effective Date, all net Intercompany Claims (taking into account any setoffs of Intercompany Claims) held by the Debtors between and among any Affiliate of the Debtors shall be either Reinstated, cancelled, released, or otherwise settled as determined in the Debtors’ discretion, with the consent of the Ad Hoc Guaranteed Group in consultation with the Ad Hoc Legacy Group.

(c) Voting: Classes 8A through 8F are either:

(i) Impaired, and Holders of Allowed Intercompany Claims are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code and, therefore, such Holders of Allowed Intercompany Claims are not entitled to vote to accept or reject the Plan; or

(ii) Unimpaired, and Holders of Allowed Intercompany Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code and, therefore, Holders of Allowed Intercompany Claims are not entitled to vote to accept or reject the Plan.

4.14 Section 510(b) Claims (Classes 9A – 9F)

(a) Classification: Classes 9A through 9F consist of all Allowed Section 510(b) Claims.

(b) Treatment: On the Effective Date, all of the Debtors’ outstanding obligations under the Section 510(b) Claims shall be extinguished, canceled, and discharged, and each Holder of an Section 510(b) Claim shall receive no distribution on account of such Claim.

(c) Voting: Classes 7A through 7F are Impaired, and Holders of Allowed Section 510(b) Claims are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of Allowed Section 510(b) Claims are not entitled to vote to accept or reject the Plan.

4.15 Interests in Debtor Subsidiaries (Classes 10A – 10E)

(a) Classification: Classes 10A through 10E consist of all Allowed Interests in Debtor Subsidiaries.

(b) Treatment: On the Effective Date, all Allowed Interests in Debtor Subsidiaries shall be either Reinstated or cancelled as determined in the Debtors’ discretion, with the consent of the Ad Hoc Guaranteed Group in consultation with the Ad Hoc Legacy Group. To the extent Reinstated, Interests in Debtor Subsidiaries are Unimpaired solely to preserve the Debtors’ corporate structure and Holders of those Interests shall not otherwise receive or retain any property on account of such Interests.

(c) Voting: Classes 10A through 10E are either:

(i) Impaired, and Holders of Allowed Interests in Debtor Subsidiaries are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code and, therefore, such Holders of Allowed Interests in Debtor Subsidiaries are not entitled to vote to accept or reject the Plan; or

(ii) Unimpaired, and Holders of Allowed Interests in Debtor Subsidiaries are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code and, therefore, Holders of Allowed Interests in Debtor Subsidiaries are not entitled to vote to accept or reject the Plan.

4.16 Interests in Parent (Class 11F)

(a) Classification: Class 11F consists of all Interests in Parent.

(b) Treatment: Except to the extent that a Holder of an Allowed Interest in Parent agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each and every Allowed Interest in Parent, each Holder of an Allowed Interest in Parent shall receive its Pro Rata share of the Tranche 3 Warrants, provided, however, to the extent that Class 7F is not an Accepting Class and has not been eliminated pursuant to Article 6.3., Holders of Allowed Interests in Parent shall receive no distribution on account of such Interest.

(c) Voting: Class 11F is Impaired, and Holders of Allowed Interests in Parent are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of Allowed Interests in Parent are not entitled to vote to accept or reject the Plan.

ARTICLE V

ALLOWANCE OF CERTAIN CLAIMS

5.1 Allowance of Revolving Credit Facility Claims. The principal, unpaid accrued interest, and fees as of the Petition Date comprising Revolving Credit Facility Claims shall be Allowed against the Revolving Credit Facility Obligors in the amount of $550,019,204.83.

5.2 Allowance of Priority Guaranteed Notes Claims. The principal and unpaid accrued interest as of the Petition Date comprising the Priority Guaranteed Notes Claims shall be Allowed against the Priority Guaranteed Notes Obligors in the amount of $779,531,250.00.

5.3 Allowance of Legacy Notes Claims. The principal and unpaid accrued interest as of the Petition Date comprising the Legacy Notes Claims shall be Allowed against the Legacy Notes Obligors in the amount of $2,758,676,234.00.

5.4 Allowance of Transocean Claims. The Transocean Claims shall be Allowed against the Transocean Defendants in the amount of the Subsequent Payments (as defined in the Transocean Settlement Agreement).

5.5 Allowance of Paragon Claims. The Paragon Claims shall be Allowed against the Paragon Defendants in the amount of $85 million.

ARTICLE VI

ACCEPTANCE

6.1 Classes Entitled to Vote. Classes 3A, 3D, 3E, 5A – 5F, 6A – 6F, 7A, 7B, 7C, 7D, and 7F are entitled to vote to accept or reject this Plan. Classes 1A – 1F, 2A – 2F, 4A – 4F, 7E, 8A – 8F, 9A – 9F, 10A – 10F, and 11F are either deemed to have accepted this Plan or to have rejected this Plan and are not entitled to vote.

6.2 Acceptance by Impaired Classes. An Impaired Class of Claims shall have accepted this Plan if, not counting the vote of any Holder designated under section 1126(e) of the Bankruptcy Code, (a) the Holders of at least two-thirds in amount of the Allowed Claims actually voting in the Class have voted to accept this Plan and (b) the Holders of more than one-half in number of the Allowed Claims actually voting in the Class have voted to accept the Plan.

6.3 Elimination of Classes. To the extent applicable, any Class that does not contain any Allowed Claims or any Claims temporarily allowed for voting purposes under Bankruptcy Rule 3018, as of the date of commencement of the Confirmation Hearing, shall be deemed to have been deleted from this Plan for purposes of (a) voting to accept or reject this Plan and (b) determining whether it has accepted or rejected this Plan under section 1129(a)(8) of the Bankruptcy Code.

6.4 Special Provision Governing Unimpaired Claims. Except as otherwise provided in the Plan, nothing under the Plan shall affect the rights of the Debtors or Reorganized Debtors, as applicable, in respect of any Unimpaired Claims, including all rights in respect of legal and equitable defenses to, or setoffs or recoupments against, any such Unimpaired Claims.

6.5 Deemed Acceptance if No Votes Cast. If no Holders of Claims eligible to vote in a particular Class vote to accept or reject the Plan, this Plan shall be deemed accepted by the Holders of such Claims in such Class.

6.6 Cramdown. To the extent necessary, the Debtors shall request confirmation of this Plan, as it may be modified from time to time, under section 1129(b) of the Bankruptcy Code. The Debtors reserve the right to modify, amend, or withdraw this Plan, with respect to all Debtors or any individual Debtor, or group of Debtors to the extent, if any, that confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification.

6.7 Certain Indenture Trustee Rights. No later than two (2) Business Days prior to the Effective Date, each of the Indenture Trustees shall submit to counsel to the Debtors an invoice reflecting any outstanding Indenture Trustee Fees for which such Indenture Trustee seeks reimbursement from the Debtors or Reorganized Debtors. On the Effective Date, the Debtors or Reorganized Debtors, as applicable, shall pay in Cash all reasonable and documented Indenture Trustee Fees incurred by the each Indenture Trustee without the requirement to file a fee application with the Bankruptcy Court and without any requirement for review or approval by the Bankruptcy Court or any other party, and without any reduction to recoveries of the Holders of Priority Guaranteed Notes Claims and Legacy Notes Claims, as applicable. Thereafter, to the extent that any further performance by any of the Indenture Trustees is required after the Effective Date, including with respect to any documentation requested to be prepared or executed to evidence the release of any Liens, any further activities required for distributions (including the preparation of notices required under any of the Indentures), or any action required to be taken in furtherance of, related to, or in connection with the Plan, the Confirmation Order or any of the Indentures, the Indenture Trustees shall be entitled to receive from the Reorganized Debtors, without further Bankruptcy Court approval and without any requirement for review or approval by the Bankruptcy Court or any other part, reimbursement in Cash of reasonable and documented Indenture Trustee Fees incurred in connection with such services. For the avoidance of doubt, the payment of the Indenture Trustee Fees shall in no way impair or limit the distributions provided to the Priority Guaranteed Noteholders and the Legacy Noteholders under Article III of the Plan.

For the avoidance of doubt, nothing herein shall in any way affect or diminish the right of any Indenture Trustee to exercise their respective Indenture Trustee Charging Lien and priority of payment rights against distributions to Holders of the Priority Guaranteed Notes Claims and Legacy Notes Claims, as applicable, with respect to any unpaid Indenture Trustee Fees, and all such rights are hereby expressly preserved. Nothing herein shall be deemed to impair, waive, discharge or negatively impact the Indenture Trustees’ respective Indenture Trustee Charging Lien, which are hereby expressly preserved.

6.8 Right to Designate Non-Reorganizing Debtors. The Debtors shall have and maintain the right to, at any time prior to the Effective Date, designate any Debtor as a Non-Reorganizing Debtor by filing a notice of such designation on the docket of these Chapter 11 Cases, in which case such Debtor shall not be subject to or bound by this Plan and shall not be a Reorganized Debtor upon the occurrence of the Effective Date. Any such Debtor’s Chapter 11 Case shall continue after the Effective Date and Claims against or Interests in any such Debtor shall not be affected by the Plan, the Confirmation Order, or Consummation of the Plan.

ARTICLE VII

MEANS FOR IMPLEMENTATION OF THE PLAN

7.1 No Substantive Consolidation. The Plan is being proposed as a joint plan of reorganization for the Debtors for administrative purposes only and constitutes a separate chapter 11 plan for each Debtor. The Plan is not premised on, and does not provide for, the substantive consolidation of the Debtors with respect to the Classes of Claims or Interests set forth in the Plan, or otherwise.

7.2 General Settlement of Claims and Interests. Pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, on the Effective Date, the provisions of the Plan shall constitute a good-faith compromise and settlement of all Claims and Interests and controversies relating to the contractual, legal, and subordination rights that a Holder of a Claim or Interest may have with respect to any Allowed Claim or Interest or any distribution to be made on account of such Allowed Claim or Interest.

7.3 Restructuring Transactions.

(a) On or after the Confirmation Date, the Debtors, with the consent of the Ad Hoc Guaranteed Group and Ad Hoc Legacy Group not to be unreasonably withheld, conditioned or delayed, or the Reorganized Debtors, as applicable, shall be authorized to enter into such transactions and take such other actions as may be necessary or appropriate to effect a corporate restructuring of their businesses, to otherwise simplify the overall corporate structure of the Debtors, or to organize certain of the Debtors under the Laws of jurisdictions other than the Laws of which such Debtors currently are organized, which restructuring may include one or more mergers, consolidations, acquisitions, transfers, assignments, contract and/or lease amendments, dispositions, liquidations, or dissolutions as may be determined by the Debtors, in accordance with the RSA, to be necessary or appropriate to result in substantially all of the respective assets, properties, rights, liabilities, duties, and obligations of certain of the Debtors vesting in one or more surviving, resulting, or acquiring Entities and provided that the foregoing shall be consistent with the terms of the RSA and subject to the rights of the Consenting Creditors

(as defined in the RSA) under the RSA (collectively, the “Restructuring Transactions”). In each case in which the surviving, resulting, or acquiring Entity in any such transaction is a successor to a Debtor, such surviving, resulting, or acquiring Entity shall perform the obligations of such Debtor pursuant to the Plan to satisfy the Allowed Claims against, or Allowed Interests in, such Debtor, except as provided in any contract, instrument, or other agreement or document effecting a disposition to such surviving, resulting, or acquiring Entity, which provides that another Debtor shall perform such obligations. The Restructuring Transactions may include a taxable transfer of substantially all or a part of the Debtors’ assets or entities to a newly-formed entity (or an affiliate or subsidiary of such entity) to be controlled by certain Holders of Priority Guaranteed Notes Claims and certain Holders of Legacy Notes Claims against the Debtors and, in such case, some or all of the Reorganized Parent Stock and/or Warrants (and/or other interests) issued to Holders of Claims pursuant to the Plan may comprise stock (and/or other interests) of such new entity (or an affiliate or subsidiary of such entity). The Restructuring Transactions may also include one or more parallel insolvency or other similar proceedings in jurisdictions outside the United States of America. The Debtors will reasonably cooperate to structure the formation of Reorganized Parent and the distribution of Reorganized Parent Stock in a manner that is intended to result in a taxable transaction for United States federal income tax purposes with respect to the exchange of the Claims of in Class 5B and Class 5C for the consideration described herein.

(b) In effecting the Restructuring Transactions, the Debtors shall be permitted to (i) execute and deliver appropriate agreements or other documents of merger, consolidation, restructuring, disposition, transfer, assignment, contract and/or lease amendments, liquidation, or dissolution containing terms that are consistent with the terms of the Plan and that satisfy the requirements of applicable state Law and such other terms to which the applicable entities may agree; (ii) execute and deliver appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, duty, or obligation on terms consistent with the terms of the Plan and having such other terms to which the applicable entities may agree; (iii) file appropriate certificates or articles of merger, consolidation, or dissolution pursuant to applicable state Law; (iv) engage in a taxable transfer of substantially all or a part of a Debtor’s assets or subsidiary entities to a newly-formed entity (or an affiliate or subsidiary of such entity) to be controlled by certain Holders of Claims against such Debtor and, in such case, some or all of the equity (and/or other interests) issued to Holders of Priority Guaranteed Notes Claims and certain Holders of Legacy Notes Claims pursuant to the Plan may compromise stock (and/or other interests) of such new entity (or an affiliate or subsidiary of such entity); (v) initiate insolvency or similar proceedings in one or more jurisdictions outside the United States of America; and (vi) take all other actions that the applicable Entities determine to be necessary or appropriate, and in accordance with the consent rights set forth in the RSA, including making filings or recordings that may be required by applicable Law in connection with such transactions.

(c) Upon the Confirmation Date, without any further approval, the Debtors shall have the right, but not the obligation, to acquire any asset of any other Debtor (including a Debtor for which confirmation of this Plan has not occurred) in exchange for an assumption of certain liabilities of such Debtor, provided that the acquiring Debtor and the selling Debtor each determine that such transfer, in the exercise of their business judgment, and in accordance with and subject always to the consent rights set forth in the RSA, is in the best interest of such Debtor and its respective Estate.

7.4 Sources of Cash for Plan Distribution. All Cash required for payments to be made under the Plan on the Effective Date shall be obtained from Cash on hand, proceeds of the Rights Offering, and proceeds of the Exit Revolving Credit Facility.

(a) Rights Offering. Prior to the Effective Date and without the need for any further corporate action and without further action by the Holders of Claims or Interests, the applicable Debtors shall commence the Rights Offering pursuant to the Rights Offering Procedures and consistent with the RSA. On the Effective Date, the applicable Reorganized Debtors shall distribute, issue and deliver the Rights Offering Securities to the recipients of the Debtor Group B Subscription Rights and Debtor Group C Subscription Rights that participate in the Rights Offering pursuant to the Rights Offering Procedures. The Rights Offering shall be fully backstopped by the Rights Offering Backstop Purchasers such that the Rights Offering results in the funding of the applicable Reorganized Debtors with the Rights Offering Amount on the terms and conditions set forth in the Rights Offering Procedures and the Backstop Commitment Agreement. On the Effective Date, the Exit Second Lien Notes will constitute legal, valid, binding, and authorized indebtedness and obligations of the applicable Reorganized Debtors, enforceable in accordance with their respective terms and such indebtedness and obligations will not be, and will not be deemed to be, enjoined or subject to discharge, impairment, release or avoidance under this Plan, the Confirmation Order, or on account of the Confirmation or Consummation of this Plan.

(b) Exit Revolving Credit Facility. On the Effective Date, the Debtors and the Reorganized Debtors, as applicable, will be authorized to execute and deliver, and to consummate the transactions contemplated by, the Exit Revolving Credit Facility Documents consistent with the RSA and Exhibit 7.4(b)(1) and without further notice to or order of the Bankruptcy Court, act or action under applicable Law, regulation, order, or rule or the vote, consent, authorization or approval of any Person or Entity (other than as expressly required by the Exit Revolving Credit Facility Documents). On the Effective Date, the Exit Revolving Credit Facility Documents will constitute legal, valid, binding and authorized indebtedness and obligations of the Reorganized Debtors, enforceable in accordance with their respective terms and such indebtedness and obligations will not be, and will not be deemed to be, enjoined or subject to discharge, impairment, release or avoidance under this Plan, the Confirmation Order or on account of the Confirmation or Consummation of this Plan. The liens granted pursuant to the Exit Revolving Credit Facility Documents shall be valid, binding, and enforceable liens on the collateral specified therein. The guarantees, mortgages, pledges, liens, and other security interests granted pursuant to the Exit Revolving Credit Facility Documents are granted in good faith as an inducement to the Exit Revolving Credit Facility Lenders to extend credit pursuant thereto and shall be deemed not to constitute a fraudulent conveyance or fraudulent transfer, shall not otherwise be subject to avoidance, and the priorities of such liens and security interests shall be as set forth in the Exit Revolving Credit Facility Documents.

7.5 Backstop Commitment Agreement. To the extent not previously assumed pursuant to an order of the Bankruptcy Court, the Backstop Commitment Agreement shall be assumed pursuant to the Confirmation Order.

7.6 Authorization, Issuance, and Distribution of Reorganized Parent Stock, Exit Second Lien Notes and Warrants. On the Effective Date, Reorganized Parent shall authorize and issue the Reorganized Parent Stock, Warrants, and Exit Second Lien Notes to Holders of Allowed General Unsecured Claims against Debtor Group B and Allowed General Unsecured Claims against Debtor Group C and as contemplated by the Rights Offering, the Backstop Commitment Agreement, this Plan, and the RSA. The issuance of Reorganized Parent Stock, Warrants, and Exit Second Lien Notes by Reorganized Parent is authorized without the need for any further corporate action or without any further action by the Debtors or the Reorganized Debtors, as applicable. All of the Reorganized Parent Stock issued pursuant to the Plan shall be duly authorized, validly issued, fully paid, and non-assessable. All of the Warrants issued pursuant to the Plan shall be duly authorized and validly issued. All Exit Second Lien Notes issued pursuant to the Plan will be valid and legally binding obligations of Reorganized Parent, enforceable against Reorganized Parent in accordance with their terms and the terms of the indenture related to the Exit Second Lien Notes. The liens granted pursuant to the Exit Second Lien Notes Documents shall be valid, binding, and enforceable liens on the collateral specified therein. The guarantees, mortgages, pledges, liens, and other security interests granted pursuant to the Exit Second Lien Notes Documents are granted in good faith as an inducement to extend credit pursuant thereto and shall be deemed not to constitute a fraudulent conveyance or fraudulent transfer, shall not otherwise be subject to avoidance, and the priorities of such liens and security interests shall be as set forth in the Exit Second Lien Notes Documents.

7.7 Reserved.

7.8 Exemptions from Registration Requirements. On and after the Effective Date, the Debtors and the Reorganized Debtors, as applicable, are authorized to and will provide or issue, as applicable, the Reorganized Parent Stock, the Warrants, and the Exit Second Lien Notes to be distributed, issued and delivered under this Plan (collectively, the “Plan Securities”) and any and all other notes, stock, instruments, certificates, and other documents or agreements required to be distributed, issued, executed or delivered pursuant to or in connection with this Plan (collectively, the “Plan Securities and Documents”) and without further notice to or order of the Bankruptcy Court, act or action under applicable Law, regulation, order, or rule or the vote, consent, authorization or approval of any Entity.

The offer, distribution, and issuance, as applicable, of the Plan Securities and Documents under this Plan will be exempt, or will be effected in a manner that is exempt, from registration, qualification, and prospectus delivery requirements under applicable securities Laws (including, as applicable, Section 5 of the Securities Act, Article 3(1) of Regulation (EU) 2017/1129 of the European Parliament and of the Council, or any similar state or local Law requiring the registration, qualification, and/or delivery of a prospectus for offer or sale of a security or registration or licensing of an issuer of a security) pursuant to section 1145(a) of the Bankruptcy Code and/or other applicable exemptions; provided, however, that Reorganized Parent Stock and the Exit Second Lien Notes issued to the Backstop Commitment Parties pursuant to the Backstop Commitment Agreement (but not (i) the Rights Offering Securities issued to Holders of Allowed General Unsecured Claims against Debtor Group B and Allowed General Unsecured Claims against Debtor Group C in the Rights Offering pursuant to this Plan or (ii) the Exit Second Lien Notes and Reorganized Parent Stock constituting the Backstop Premiums (all of which shall be issued in a manner that is exempt from registration, qualification, and prospectus delivery requirements under applicable securities Laws)) will be issued and distributed pursuant to Section 4(a)(2) of the Securities Act and other applicable exemptions. Plan Securities issued in reliance on the exemption from registration under the Securities Act pursuant to section 1145(a) of the Bankruptcy Code are deemed to be issued in a public offering and such Plan Securities may be resold without registration to the extent permitted under section 1145 of the Bankruptcy Code and other applicable Law, including the Securities Act.

Persons who purchase securities pursuant to the exemption from registration set forth in Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder will hold “restricted securities.” Resales of such restricted securities would not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable Law. Holders of restricted securities would, however, be permitted to resell Plan Securities without registration if they are able to comply with the applicable provisions of Rule 144 under the Securities Act or Rule 144A under the Securities Act or any other applicable registration exemption under the Securities Act, or if such securities are registered with the SEC.

7.9 Cancellation of Existing Securities, Existing Indebtedness, and Agreements

(a) On the Effective Date, except for the purpose of evidencing a right to a distribution or issuance under the Plan and Rights Offering or to the extent otherwise specifically provided herein, including with respect to Executory Contracts or Unexpired Leases that shall be assumed by the Debtors, all notes, instruments, Indentures, Certificates, and any other documents evidencing any indebtedness or obligation of or ownership in the Debtors, including, without limitation, Claims or Interests, shall be cancelled and terminated, and the obligations of the Reorganized Debtors thereunder or in any way related thereto shall be deemed satisfied in full, released, and discharged. Notwithstanding the foregoing, any provision in any document, instrument, lease, or other agreement that causes or effectuates, or purports to cause or effectuate, a default, termination, waiver, or other forfeiture of, or by, the Debtors of their interests, as a result of the cancellations, terminations, satisfaction, releases, or discharges provided for in this Article 7.9 shall be deemed null and void and shall be of no force and effect.

(b) Notwithstanding the cancellation, release, and discharge contained in this Article 7.9, each of the Indentures shall continue in effect solely to the extent necessary to: (i) allow the Holders of Legacy Notes Claims and Priority Guaranteed Notes Claims to receive their respective distributions and/or issuances under this Plan (subject to each of the Indenture Trustees’ respective Indenture Trustee Charging Liens); (ii) allow the Debtors, the Reorganized Debtors, the Distribution Agent, and the Indenture Trustees (as applicable), to make post-Effective Date distributions (including to the extent applicable, subject to each of the Indenture Trustees’ respective Indenture Trustee Charging Liens) or take such other action pursuant to and in accordance with this Plan on account of the Legacy Notes Claims and Priority Guaranteed Notes Claims and to otherwise exercise their rights and discharge their obligations related to the Indentures pursuant to and in accordance with this Plan; (iii) allow the Indenture Trustees, as applicable, to enforce any obligations owed to them, or enforce any rights granted to them under this Plan and the applicable Indenture (including the payment of compensation and reimbursement for any reasonable and documented fees and expenses pursuant to each of the Indenture Trustees’ respective Indenture Trustees Charging Lien) and allow each of the Indenture Trustees to maintain any right of indemnification, contribution, subrogation, exculpation, compensation, expense reimbursement, or any other Claim, Indenture Trustee Charging Lien, or entitlement it may have under the applicable Indenture; (iv) preserve the rights of the Indenture Trustees to payment of reasonable and documented fees and expenses under the applicable Indenture, and allow the maintenance, exercise, and enforcement of any Indenture Trustee Charging Lien, as applicable; (v) seek compensation and reimbursement for any reasonable and documented fees and expenses incurred by or on behalf of the Indenture Trustees in connection with the implementation and consummation of the Plan (as set forth in this Plan); (vi) permit each Indenture Trustee, as applicable, solely in its capacity as an indenture trustee, to perform any function necessary to effectuate the foregoing, and (vii) preserve the right of each of the Indenture Trustees, as applicable, to appear and be heard in the Chapter 11 Cases or in any proceeding in the Bankruptcy Court or any other court, including, without limitation, to enforce any rights of, and obligations owed to such Indenture Trustee, or to Holders of Legacy Notes Claims and Priority Guaranteed Notes Claims, as applicable, under the Plan, Confirmation Order, or relating to the applicable Indenture(s).

(c) Except for the foregoing or as otherwise provided in this Plan, on and after the Effective Date, all duties and responsibilities, if any, of each Indenture Trustee and its respective agents, counsel, successors, and assigns associated with the applicable Indenture(s) shall terminate and shall be automatically and fully discharged and released, except to the extent as may be necessary to effectuate the terms of this Plan, including as may be required to make distributions and/or issuances under the Plan to the Holders of Legacy Notes Claims and Priority Guaranteed Notes Claims under the applicable Indenture. The Reorganized Debtors shall reimburse each of the Indenture Trustees, as applicable, for any reasonable and documented fees and expenses (including the reasonable and documented fees and expenses of its counsel and agents) incurred after the Effective Date solely in connection with the implementation of the Plan and related matters, including, but not limited to, notifying the Holders of Legacy Notes Claims and Priority Guaranteed Notes Claims of the status, and implementation of the Plan, and making distributions pursuant to and in accordance with the Plan.

(d) Upon the final distribution on account of the Legacy Notes or the Priority Guaranteed Notes, as applicable, (a) the notes on account of which such final distribution has been made shall thereafter be deemed to be worthless, and (b) at the request of the applicable Indenture Trustee, DTC shall take down the relevant position relating to such notes without any requirement of indemnification or security on the part of the Debtors, Reorganized Debtors, Priority Guaranteed Noteholder, Legacy Noteholder or the applicable Indenture Trustee.

(e) Prior to the cancellation of the Priority Guaranteed Notes and the Legacy Notes, on the Effective Date, Debtor Noble Corporation shall acquire the Priority Guaranteed Notes and Legacy Notes in exchange for Noble Corporation causing the Reorganized Parent to issue Reorganized Parent Stock to such Holders as set forth in Article 4.8(b)(i) and 4.9(b)(i).

7.10 Issuance and Distribution of New Securities; Execution of Plan Documents. Except as otherwise provided in the Plan, on or as soon as reasonably practicable after the Effective Date, the Reorganized Debtors shall issue and/or deliver all Securities, notes, instruments, Certificates, and other documents required to be issued pursuant to the Plan.

7.11 Continued Corporate Existence.

(a) Except as otherwise provided in the Plan or pursuant to the Restructuring Transactions, each Debtor shall continue to exist after the Effective Date as a separate entity with all the powers of a corporation, limited liability company, or other form of Entity under applicable Law in the jurisdiction in which each respective Debtor is incorporated or formed and pursuant to its respective charter, bylaws, limited liability company agreement, partnership agreement or other organizational documents in effect prior to the Effective Date, except to the extent such organization documents are amended and restated by or in accordance with or pursuant to this Plan, without prejudice to any right to terminate such existence (whether by merger or otherwise) under applicable Law after the Effective Date. To the extent such documents are amended, such documents are deemed to be amended pursuant to the Plan without any further notice to or action, order, or approval of the Bankruptcy Court or any other court of competent jurisdiction (other than the requisite filings required under applicable state, provincial, or federal Law). After the Effective Date, the respective certificate of incorporation and bylaws (or other formation documents) of one or more of the Reorganized Debtors may be amended or modified on the terms therein without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules. After the Effective Date, one or more of the Reorganized Debtors may be disposed of, dissolved, wound down, or liquidated without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

(b) Except as otherwise provided in the Plan, the continued existence, operation, and ownership of Affiliates is a material component of the business of the Debtors and the Reorganized Debtors, as applicable, and, as set forth in Article 11.1 of this Plan, all of the Debtors’ equity interests and other property interests in such Affiliates shall vest in the Reorganized Debtors or their successors on the Effective Date.

7.12 New Corporate Governance Documents. The certificates of incorporation and bylaws (or other formation documents relating to limited liability companies, limited partnerships, or other forms of Entity) of the Debtors shall be adopted and amended in a form as may be required to be consistent with the provisions of the RSA, the Plan and the Bankruptcy Code (including Bankruptcy Code section 1123(a)(6)), with the form and substance of the Reorganized Parent Organizational Documents set forth on Exhibit 7.12. After the Effective Date, the Reorganized Debtors may amend and restate their respective certificates of incorporation and bylaws (or other formation documents relating to limited liability companies, limited partnerships, or other forms of Entity) as permitted by applicable or foreign corporation or business entity Law and their respective charters and bylaws or other organizational documents.

7.13 Directors, LLC Managers, and Officers of Reorganized Debtors. Pursuant to section 1129(a)(5) of the Bankruptcy Code, the identity and affiliations of each proposed member of the New Board (and, to the extent such Person is an insider, the nature of any compensation for such Person) shall be disclosed in the Plan Supplement or as announced on the record at the Confirmation Hearing. The number of members of the New Boards and the identities thereof, and any senior officers of the Reorganized Debtors not presently serving in such capacity, shall be determined in accordance with the RSA, the Reorganized Parent Organizational Documents and any applicable organizational documents.

On the Effective Date, the New Board of Reorganized Parent will be comprised of seven directors to be disclosed in Exhibit 7.13, which shall include the Debtors’ chief executive officer. Except as otherwise provided in the Plan Supplement, and subject to the immediately preceding sentence, the directors and officers of the respective Debtors immediately before the Effective Date, as applicable, shall serve as the initial directors and officers of each of the Reorganized Debtors on and after the Effective Date.

Commencing on the Effective Date, each of the directors and managers of each of the Reorganized Debtors shall be elected and serve pursuant to the terms of the applicable organizational documents of such Reorganized Debtor and may be replaced or removed in accordance with such organizational documents.

7.14 Corporate Action. Each of the matters provided for under this Plan involving the corporate structure of the Debtors or the Reorganized Debtors or corporate action to be taken by or required of the Debtors or the Reorganized Debtors shall, as of the Effective Date, be deemed to have occurred and be effective as provided herein, and shall be authorized, approved, and to the extent taken prior to the Effective Date, ratified in all respects without any requirement of further action by stockholders, members, Creditors, managers, or directors of the Debtors or the Reorganized Debtors. Such actions may include, (a) the adoption of the Reorganized Parent Organizational Documents and any other new corporate governance documents, (b) the appointment of the New Boards, (c) the issuance and distribution of Reorganized Parent Stock and the other Plan Securities, and (d) all other actions contemplated by this Plan and Plan Supplement (whether to occur before, on, or after the Effective Date). No further corporate action shall be required to effect corporate changes to the extent that such steps may be required under applicable foreign law.

7.15 Effectuating Documents; Further Transactions. On and after the Effective Date, the Reorganized Debtors, and the officers thereof and members of the New Boards, shall be authorized to and may issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, indentures, and other agreements or documents, and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of this Plan, or to otherwise comply with applicable Law, in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorizations, or consents except for those expressly required pursuant to the Plan.

7.16 Employment, Retirement, Indemnification, and Other Agreements and Employee Compensation Programs.

(a) Employment Agreements. Except as set forth in Article 7.16(c), on Exhibit 7.16(a)(1) (which relates to rejected employment agreements) and individuals party to employment agreements provided for in Exhibit 7.16(a)(2) (which relates to new employment agreements), all employment agreements, including any indemnification and severance obligations and guaranteed bonus amounts, and incentive compensation plans related thereto, shall be assumed, provided, however, no provision in such agreements relating to the award of equity or equity-like compensation pursuant any incentive plan shall be binding on the Reorganized Debtors. On the Effective Date, the Reorganized Debtors shall adopt, approve, and authorize the new employment arrangements set forth in Exhibit 7.16(a)(2), with terms satisfactory to the Reorganized Debtors, with respect to such officers of the Reorganized Debtors without further action, order, or approval of the New Boards. Except as otherwise provided in accordance with the Plan, the new employment agreements for each officer of the Reorganized Debtors shall provide for an annual base salary and annual cash target bonus opportunity percentage (excluding any upfront awards) consistent with, but in each case not less favorable than, such officer’s respective annual base salary and annual cash target bonus opportunity percentage (excluding any upfront awards) in effect as of the Petition Date.

(b) Management Incentive Plan. A percentage of Reorganized Parent Stock equal to 10% of the Reorganized Parent Stock, on a fully diluted basis (assuming conversion of all outstanding convertible securities and full distribution of the Management Incentive Plan and all securities contemplated by the Plan), shall be reserved for awards (which awards may be in the form of restricted stock, stock options, appreciation rights, other awards that are exercisable, convertible, settled, or exchangeable into Reorganized Parent Stock) under the Management Incentive Plan and be available for grants to certain directors, managers, officers, and employees of the Reorganized Debtors on and after the Effective Date (the “MIP Reserved Amount”). The initial awards under the Management Incentive Plan shall be made as soon as practicable after the Effective Date and shall include at least 40% of the MIP Reserved Amount (i.e., awards of restricted stock, stock options, appreciation rights, or other equity or equity based awards that are exercisable, convertible, settled, or exchangeable into 4% of the Reorganized Parent Stock)

and at least 40% of such initial awards (i.e., awards of restricted stock, stock options, appreciation rights, or other equity or equity based awards that are exercisable, convertible, settled, or exchangeable into 1.6% of the Reorganized Parent Stock) shall be in the form of time-based vesting awards vesting over a period of no shorter than three years and no longer than four years. Except as set forth herein, the terms and conditions for any awards shall be determined by the New Board (or a committee thereof).

(c) Assumption of Indemnification. For purposes of this Plan, except as provided in the following sentence, the respective obligations of the Debtors to indemnify and reimburse any persons who are or were directors, managers, officers or employees of the Debtors on or after the Petition Date (collectively, the “Indemnitees”), against and for any obligations pursuant to certificates or articles of incorporation, articles of association, certificates of formation, codes of regulation, bylaws, limited liability company agreements, partnership agreements, other organizational documents, applicable state or non-bankruptcy Law, or deeds of indemnity, other specific agreements or any combination of the foregoing (an “Indemnity Agreement”), shall survive confirmation of this Plan, remain unaffected thereby, and not be discharged under section 1141 of the Bankruptcy Code and shall be treated as joint and several liabilities of each of the Reorganized Debtors. Notwithstanding anything to the contrary herein or in any of the Plan Transaction Documents, the Reorganized Debtors shall not have any liability with respect to a Claim related to an indemnification of any losses, liabilities, or expenses arising out of, in connection with or related to the Paragon Claims owed to any party, including any Indemnitee, and any related Indemnity Agreement shall be deemed rejected by the Debtors solely with respect to the extent of the Paragon Claims and all Claims thereunder related to the Paragon Claims are discharged pursuant to the Plan without recovery.

(d) Indemnification with Respect to Exculpated Claims. Each of the Reorganized Debtors shall, jointly and severally, indemnify, defend and hold harmless each of the Indemnitees, to the fullest extent permitted by Law applicable to such Reorganized Debtor, with respect to any losses, claims, damages, costs, fines, penalties, expenses (including attorneys’ and other professionals’ fees and expenses), liabilities, judgments or amounts that are paid in settlement of, or incurred in connection with, any Proceeding to which an Indemnitee is a party or is otherwise involved (including as a witness) that is related in whole or in part to, based in whole or in part on, or arising in whole or in part out of any Exculpated Claim for which the relevant court or tribunal does not recognize the effect of Article 11.5. Each Indemnitee shall have the right to advancement by the Reorganized Debtors prior to the final disposition of any Exculpated Claim of any and all expenses relating to, arising out of or resulting from any Exculpated Claim (and, at the election of the Reorganized Debtors, a claim or Cause of Action asserted by the Paragon Litigation Trust) paid or incurred by Indemnitee or which Indemnitee determines are reasonably likely to be paid or incurred by Indemnitee. Indemnitee’s right to such advancement is not subject to the satisfaction of any standard of conduct and is not conditioned upon any prior determination that Indemnitee is entitled to indemnification with respect to the Exculpated Claim or the absence of any prior determination to the contrary.

(e) Other Incentive Plans and Employee Benefits. Except as otherwise provided in the Plan and Plan Supplement, the Reorganized Debtors shall adopt, assume, and honor, in the ordinary course of business, any contracts, agreements, policies, programs, and plans for, among other things, compensation, pursuant to the terms thereof or hereof, including any employee compensation plans, any incentive plan including the 401(k) plan, any pension plan (including the Noble Drilling (Land Support) Limited Retirement Benefits Scheme), health care benefits, disability benefits, deferred compensation benefits, savings, severance benefits, retirement benefits (including any qualified and non-qualified retirement plans), welfare benefits, workers’ compensation benefits, life insurance, and accidental death and dismemberment insurance for the directors, officers, and employees of the Debtors who served in such capacity from and after the Petition Date, and shall honor, in the ordinary course of business, Claims of employees employed as of the Effective Date for accrued vacation time arising prior to the Petition Date. For the avoidance of doubt, except as otherwise provided in the Plan and Plan Supplement, (x) no equity, equity rights or equity based plans or arrangements based or providing for such equity, equity rights or equity based awards or rights of Debtors shall be adopted, assumed or honored by the Reorganized Debtors nor shall any agreements, plans or arrangements superseded by the employment agreements provided for in Article 7.16(a) above be adopted, assumed or honored by the Reorganized Debtors and (y) nothing herein shall limit the right of the Reorganized Debtors to modify, amend or terminate any such arrangements in accordance with their terms following the Effective Date.

(f) PBGC. Debtor Noble Drilling Services Inc. sponsors the Noble Drilling Services Inc. Hourly Employees’ Retirement Plan and the Noble Drilling Services Inc. Salaried Employees’ Retirement Plan (the “Hourly Plan” and the “Salaried Plan” respectively, and collectively the “Pension Plans”). The Pension Plans are single-employer defined benefit pension plans covered by Title IV of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and insured by the Pension Benefit Guaranty Corporation (“PBGC”). The Hourly Plan has a total of 1,044 participants and the Salaried Plan has a total of 1,148 participants.

PBGC filed proofs of claims against the Debtors for (1) the Pension Plans’ underfunded benefit liabilities; (2) the unliquidated unpaid minimum funding contributions owed to the Pension Plans; and (3) the unliquidated insurance premiums owed to PBGC.

Upon the Effective Date, the Pension Plans and the liabilities thereunder will be assumed by an Affiliate of Reorganized Parent designated by the Debtors (the “Designated Affiliate”) and the Designated Affiliate shall become the sponsor of the Pension Plans. The Pension Plans are and shall remain subject to such applicable requirements under Title IV of ERISA, and the Internal Revenue Code of 1986, as amended (“IRC”). On the Effective Date, except as otherwise expressly set forth herein, the PBGC shall be deemed to have withdrawn with prejudice the proofs of claims filed by the PBGC against the Debtors noted herein.

No provision contained in the Disclosure Statement, the Plan, the Confirmation Order, or the Bankruptcy Code (including section 1141 thereof), shall be construed as discharging, releasing, exculpating, or relieving the Debtors, the Reorganized Debtors, or any person or entity in any capacity, from any requirement under ERISA with respect to the Pension Plans, or any liability to the Pension Plans or the PBGC imposed under any law or regulation. PBGC and the Pension Plans shall not be enjoined or precluded from enforcing such liability as a result of any of such provisions for satisfaction, release, injunction, exculpation, and discharge of Claims in the Plan, Confirmation Order, or the Bankruptcy Code.

7.17 Preservation Of Causes Of Action. In accordance with section 1123(b)(3) of the Bankruptcy Code, the Reorganized Debtors shall retain and may (but are not required to) enforce all rights to commence and pursue any and all Causes of Action that are not released pursuant to Article 11.3 of this Plan or an order of the Bankruptcy Court, whether arising before or after the Petition Date, including any actions or categories of actions specifically enumerated in Exhibit 7.17, and such Causes of Action shall vest in the Reorganized Debtors as of the Effective Date. The Reorganized Debtors, in their sole and absolute discretion, shall determine whether to bring, settle, release, compromise, or enforce such Causes of Action (or decline to do any of the foregoing), and shall not be required to seek further approval of the Bankruptcy Court for such action. The Reorganized Debtors or any successors may pursue such litigation claims in accordance with the best interests of the Reorganized Debtors or any successor holding such rights of action. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against them as any indication that the Debtors or the Reorganized Debtors will not pursue any and all available Causes of Action against them. The Debtors and the Reorganized Debtors expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise provided in the Plan.

7.18 Reservation of Rights. With respect to any Cause of Action that the Reorganized Debtors expressly abandon, if any, the Reorganized Debtors reserve all rights, including the right under Bankruptcy Code section 502(d) to use defensively the abandoned Causes of Action as a basis to object to all or any part of a claim against any of the Estates asserted by a Creditor who obtains the benefit of the abandoned Cause of Action. Except as set forth in Article 11.3 of this Plan, nothing contained in this Plan shall constitute or be deemed a waiver or abandonment of any Cause of Action that the Reorganized Debtors may hold against any other Entity, including insurers under any policies of insurance, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

7.19 Exemption from Certain Transfer Taxes and Recording Fees. Pursuant to section 1146(a) of the Bankruptcy Code, any transfers of property pursuant to the Plan shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax, sales tax, use tax, or other similar tax or governmental assessment to the fullest extent contemplated by section 1146(a) of the Bankruptcy Code, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forgo the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

7.20 Insured Claims. Notwithstanding anything to the contrary contained herein, to the extent the Debtors have insurance with respect to any Allowed General Unsecured Claim (each such claim, an “Insured Claim”), the Holder of such Allowed Claim shall (a) be paid any amount from the proceeds of insurance to the extent that the Claim is insured, and (b) solely for the portion of such Claim that is not paid by the applicable insurance policy, receive the treatment provided for in this Plan for Allowed General Unsecured Claims.

7.21 Intercompany Account Settlement. The Debtors and the Reorganized Debtors, and their respective Affiliates, in consultation with the Ad Hoc Guaranteed Group and Ad Hoc Legacy Group, will be entitled to transfer funds between and among themselves as they determine to be necessary or appropriate to enable the Reorganized Debtors to satisfy their obligations under the Plan.

7.22 Closing of Chapter 11 Cases. The Debtors or the Reorganized Debtors, as applicable, shall seek authority from the Bankruptcy Court to close the applicable Chapter 11 Case(s) in accordance with the Bankruptcy Code and Bankruptcy Rules.

ARTICLE VIII

UNEXPIRED LEASES AND EXECUTORY CONTRACTS

8.1 Assumption of Executory Contracts and Unexpired Leases.

(a) Automatic Assumption. Except as otherwise provided herein or in any contract, instrument, release, or other agreement or document entered into in connection with the Plan, each Executory Contract and Unexpired Lease shall be deemed automatically assumed pursuant to sections 365 and 1123 of the Bankruptcy Code as of the Effective Date, unless any such Executory Contract or Unexpired Lease: (i) is listed on the schedule of “Rejected Executory Contracts and Unexpired Leases” contained in Exhibit 8.1 of the Plan; (ii) has been previously assumed or rejected by the Debtors by Final Order of the Bankruptcy Court or has been rejected by the Debtors by order of the Bankruptcy Court as of the Effective Date, which order becomes a Final Order after the Effective Date; (iii) is the subject of a motion to assume or reject pending as of the Effective Date; (iv) has expired or terminated pursuant to its own terms prior to the Effective Date; or (v) is otherwise rejected pursuant to the terms herein.

Each Executory Contract and Unexpired Lease referenced in the immediately preceding paragraph shall be assumed, or assumed and assigned, as applicable, and shall vest in and be fully enforceable by the Reorganized Debtors or their assignee in accordance with its terms, except as modified by the provisions of this Plan or any order of the Bankruptcy Court authorizing or providing for its assumption or applicable federal Law. With respect to each such Executory Contract and Unexpired Lease, the Debtors shall have designated a proposed Cure, and the assumption (or assumption and assignment) of such Executory Contracts and Unexpired Leases may be conditioned upon the disposition of all issues with respect to such Cure. The Confirmation Order shall constitute an order of the Bankruptcy Court approving any such assumptions pursuant to sections 365(a) and 1123 of the Bankruptcy Code.

With respect to each Executory Contract and Unexpired Lease set forth on Exhibit 8.1, the Confirmation Order will constitute an order of the Bankruptcy Court approving such rejections pursuant to sections 365 and 1123 of the Bankruptcy Code as of the date set forth on Exhibit 8.1. Counterparties to Executory Contracts or Unexpired Leases that are deemed rejected shall have the right to assert any Claim on account of the rejection of such Executory Contracts or Unexpired Leases, including under section 502(g) of the Bankruptcy Code, subject to compliance with the requirements herein.

(b) Preexisting Obligations to the Debtors Under Executory Contracts and Unexpired Leases. Rejection of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall not constitute a termination of pre-existing obligations owed to the Debtors under such contracts or leases. In particular, notwithstanding any non-bankruptcy Law to the contrary, the Reorganized Debtors expressly reserve and do not waive any right to receive, or any continuing obligation of a counterparty to provide, warranties or continued maintenance obligations on goods previously purchased by the contracting Debtors or the Reorganized Debtors, as applicable, from counterparties to rejected or repudiated Executory Contracts.

(c) Claims Procedures Related to Rejection of Executory Contracts or Unexpired Leases. Unless otherwise provided by a Bankruptcy Court order, any proofs of Claim asserting Claims arising from the rejection of the Executory Contracts and Unexpired Leases pursuant to the Plan or otherwise must be filed with the Claims and Solicitation Agent no later than 30 days after the later of the Effective Date or the effective date of rejection. Any proofs of Claim arising from the rejection of the Executory Contracts or Unexpired Leases that are not timely filed shall be Disallowed automatically and forever barred, estopped, and enjoined from assertion and shall not be enforceable against the Debtors or the Reorganized Debtors, without the need for any objection by the Reorganized Debtors or any further notice to or action, order, or approval of the Bankruptcy Court, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, released, and discharged, notwithstanding anything in the Schedules or a proof of Claim to the contrary. All Allowed Claims arising from the rejection of the Executory Contracts and Unexpired Leases shall be classified as General Unsecured Claims.

(d) Reservation of Rights. Notwithstanding anything to the contrary herein, all rights of the Debtors, the Reorganized Debtors, and any counterparty to any Executory Contract or Unexpired Lease are reserved in the event that the Debtors (or the Reorganized Debtors) amend their decision with respect to the rejection of any Executory Contract or Unexpired Lease.

(e) Modifications, Amendments, Supplements, Restatements, or Other Agreements. Unless otherwise provided in the Plan, each Executory Contract or Unexpired Lease that is assumed shall include all exhibits, schedules, modifications, amendments, supplements, restatements, or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and all rights related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated pursuant hereunder.

Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.

(f) Proofs of Claim Based on Executory Contracts or Unexpired Leases that Have Been Assumed. Any and all proofs of Claims based upon Executory Contracts or Unexpired Leases that have been assumed in the Chapter 11 Cases, including hereunder, except proofs of Claims asserting Cure amounts, pursuant to the order approving such assumption, including the Confirmation Order, shall be deemed Disallowed and expunged from the Claims Register as of the Effective Date without any further notice to or action, order, or approval of the Bankruptcy Court.

8.2 Insurance Policies.

(a) Notwithstanding any other provision in the Plan, all insurance policies to which any Debtor is a party as of the Effective Date (including any “tail policy”) shall be deemed to be and treated as executory contracts and shall be assumed, or assumed and assigned, by the applicable Reorganized Debtors and shall continue as obligations of the Debtors or Reorganized Debtors in accordance with their respective terms. All other insurance policies shall vest in the Reorganized Debtors, as applicable.

(b) The Debtors or the Reorganized Debtors, as the case may be, shall maintain the director and officer insurance providing coverage for those insureds currently covered by such policies for the remaining term of such policies and shall maintain runoff policies or tail coverage under policies in effect as of the Effective Date for a period of six years after the Effective Date, to the fullest extent permitted by such provisions, in each case insuring such parties in respect of any claims, demands, suits, Causes of Action, or proceedings against such insureds in at least the scope and amount as currently maintained by the Debtors.

(c) Notwithstanding anything to the contrary herein or contained in any organizational or governance document of the Reorganized Debtors, the New Boards shall have no rights to terminate, reduce or otherwise impair the director and officer insurance and any of the rights of the insureds thereunder that existed immediately before the Effective Date, and any such attempt by the New Boards to do so shall be deemed void ab initio.

(d) For the avoidance of doubt, all parties’ rights are reserved regarding the enforceability of the arbitration provisions under the Payment Agreement for Insurance and Risk Management Services between the Debtors and National Union Fire Insurance Company of Pittsburgh, Pa. and its related insurers effective July 1, 2015.

8.3 Cure Procedures and Payments Related to Assumption of Executory Contracts and Unexpired Leases. With respect to each of the Executory Contracts or Unexpired Leases listed on the assumption notices described in Section 8.3(a) below, the Debtors shall have designated a proposed Cure, and the assumption (or assumption and assignment) of such Executory Contract or Unexpired Lease shall be conditioned upon the disposition of all issues with respect to Cure. Such Cure shall be satisfied by the Debtors or their assignee, if any, by payment of the Cure in Cash within 30 days following the occurrence of the Effective Date or as soon as reasonably practicable thereafter, or on such other terms as may be ordered by the Bankruptcy Court or agreed upon by the parties to the applicable Executory Contract or Unexpired Lease without any further notice to or action, order, or approval of the Bankruptcy Court. Any provisions or terms of the Executory Contracts or Unexpired Leases to be assumed pursuant to the Plan that are, or may be, alleged to be in default, shall be satisfied solely by Cure, or by an agreed-upon waiver of Cure. The Debtors shall serve a counterparty to an Executory Contract or Unexpired Lease to be assumed hereunder with evidence of adequate assurance upon such counterparty’s written request to the Debtors’ counsel.

If there is a dispute regarding such Cure, the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” within the meaning of section 365 of the Bankruptcy Code, or any other matter pertaining to assumption, then payment of Cure shall occur as soon as reasonably practicable after entry of a Final Order resolving such dispute, approving such assumption (and, if applicable, assignment), or as may be agreed upon by the Debtors or the Reorganized Debtors, as applicable, and the counterparty to the Executory Contract or Unexpired Lease. The Debtors or the Reorganized Debtors, as applicable, reserve the right either to reject or nullify the assumption of any Executory Contract or Unexpired Lease after a Final Order determining the Cure or any request for adequate assurance of future performance required to assume such Executory Contract or Unexpired Lease is made.

Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Cures, Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the effective date of assumption.

(a) Cure Notices. No later than seven (7) days prior to the Confirmation Hearing, the Debtors shall serve upon counterparties to such Executory Contracts and Unexpired Leases a notice of the proposed assumption that will (i) list the applicable Cure, if any, (ii) set forth the applicable assignee, if any, (iii) describe the procedures for filing objections to the proposed assumption or assumption and assignment of the applicable Executory Contract or Unexpired Lease, (iv) describe the procedures for filing objections to the proposed Cure of the applicable Executory Contract or Unexpired Lease, and (v) explain the process by which related disputes will be resolved by the Bankruptcy Court. If no objection is timely received, the non-Debtor party to the assumed contract shall be deemed to have consented to the assumption (or assumption and assignment) of the applicable Executory Contract or Unexpired Lease.

(b) Cure Objections. If a proper and timely objection to the Cure Notice or proposed Cure was filed by the Cure Objection Deadline, the Cure shall be equal to (i) the amount agreed to between the Debtors or Reorganized Debtors and the applicable counterparty, or, (ii) to the extent the Debtors or Reorganized Debtors and counterparty do not reach an agreement regarding any Cure or any other matter related to assumption, the Bankruptcy Court shall determine the Allowed amount of such Cure and any related issues. Objections, if any, to the proposed assumption and/or Cure must be in writing, filed with the Bankruptcy Court and served so that they are actually received by the Cure Objection Deadline.

(c) Hearing with Respect to Objections. If an objection to the proposed assumption and/or to the Cure is timely filed and received in accordance with the procedures set forth in Article 8.3(b), and the parties do not reach a consensual resolution of such objection, a hearing with respect to such objection shall be held at such time scheduled by the Bankruptcy Court or the Debtors or Reorganized Debtors. Objections to the proposed Cure amount or assumption of an Executory Contract or Unexpired Lease will not be treated as objections to Confirmation of the Plan.

(d) Reservation of Rights. Notwithstanding anything to the contrary herein, prior to the Effective Date, the Debtors may amend their decision with respect to the assumption of any Executory Contract or Unexpired Lease and provide a new notice amending the information provided in the applicable notice and shall serve such notice on the applicable counterparty; provided, that notwithstanding anything to the contrary herein, all rights of the Debtors, the Reorganized Debtors, and any counterparty to any Executory Contract or Unexpired Lease are reserved with respect to any such amended decision or notice. In the case of an Executory Contract or Unexpired Lease designated for assumption that is the subject of a Cure objection which has not been resolved prior to the Effective Date, the Debtors may designate such Executory Contract or Unexpired Lease for rejection at any time prior to the payment of the Cure, including after a determination is made by the Bankruptcy Court regarding a disputed Cure amount.

8.4 Nonoccurrence of the Effective Date. In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code.

8.5 Contracts, Intercompany Contracts, and Leases Entered into After the Petition Date. Contracts and leases entered into after the Petition Date by the Debtors, and any Executory Contracts and Unexpired Leases assumed by the Debtors, may be performed by the Reorganized Debtors in the ordinary course of business and in accordance with the terms of such Executory Contract or Unexpired Lease.

8.6 General Reservation of Rights. Neither the exclusion nor inclusion of any contract or lease on Exhibit 8.1 of the Plan, in the Plan Supplement, nor anything contained in the Plan, shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that the Reorganized Debtors, or any of its Affiliates, has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption, the Debtors or the Reorganized Debtors, as applicable, shall have 45 days following entry of a Final Order resolving such dispute to alter its treatment of such contract or lease. Nothing in this Article VIII shall impair any Party’s (as defined in the RSA) various rights, including consent rights as applicable, under the RSA and exhibits thereto regarding the treatment of unexpired leases and executory contracts.

ARTICLE IX

PROCEDURES FOR RESOLVING DISPUTED CLAIMS AND INTERESTS

9.1 Determination Of Claims and Interests. After the Effective Date, the Reorganized Debtors shall have and retain any and all rights and defenses the Debtors had with respect to any Claim or Interest immediately prior to the Effective Date, including the Causes of Action retained pursuant to Article 7.17, except with respect to any Claim or Interest deemed Allowed under the Plan or pursuant to an order of the Bankruptcy Court.

Except as expressly provided in the Plan or in any order entered in the Chapter 11 Cases prior to the Effective Date (including the Confirmation Order), no Claim or Interest shall become an Allowed Claim or Interest unless and until such Claim or Interest is deemed Allowed or the Bankruptcy Court has entered a Final Order, including the Confirmation Order, in the Chapter 11 Cases allowing such Claim or Interest. All settled Claims approved prior to the Effective Date pursuant to a Final Order of the Bankruptcy Court, pursuant to Bankruptcy Rule 9019 or otherwise shall be binding on all parties. For the avoidance of doubt, any Claim determined and liquidated pursuant to (a) an order of the Bankruptcy Court or (b) applicable non-bankruptcy Law (which determination has not been stayed, reversed, or amended and as to which determination or any revision, modification, or amendment thereof the time to appeal or seek review or rehearing has expired and as to which no appeal or petition for review or rehearing was filed or, if filed, remains pending) shall be deemed an Allowed Claim in such liquidated amount and satisfied in accordance with this Plan.

Nothing contained in this Article 9.1 shall constitute or be deemed a waiver of any claim, right, or Cause of Action that the Debtors or the Reorganized Debtors may have against any Entity in connection with or arising out of any Claim, including, without limitation, any rights under section 157(b) of title 28 of the United States Code.

9.2 Claims Administration Responsibility. After the Effective Date, the Reorganized Debtors shall retain responsibility for (a) administering, disputing, objecting to, compromising, or otherwise resolving all Claims against, and Interests in, the Debtors, including, without limitation, (i) filing, withdrawing, or litigating to judgment objections to Claims or Interests, (ii) settling or compromising any Disputed Claim without any further notice to or action, order, or approval by the Bankruptcy Court, and (iii) administering and adjusting the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Bankruptcy Court, and (b) making distributions (if any) with respect to all Claims and Interests.

9.3 Objections to Claims. Unless otherwise extended by the Bankruptcy Court, any objections to Claims (other than Administrative Claims) shall be served and filed on or before the Claims Objection Deadline (or such later date as may be established by the Bankruptcy Court upon request of the Reorganized Debtors without further notice to parties-in-interest). Notwithstanding any authority to the contrary, an objection to a Claim shall be deemed properly served on the Holder of the Claim if the Debtors or the Reorganized Debtors effect service in any of the following manners: (a) in accordance with Federal Rule of Civil Procedure 4, as modified and made applicable by Bankruptcy Rule 7004, (b) to the extent counsel for a Holder of a Claim or Interest is unknown, by first class mail, postage prepaid, on the signatory on the proof of Claim or other representative identified on the proof of Claim or any attachment thereto (or at the last known addresses of such Holders of Claims if no proof of Claim is filed or if the Debtors have been notified in writing of a change of address), or (c) by first class mail, postage prepaid, on any counsel that has appeared on behalf of the Holder of the Claim in the Chapter 11 Cases and has not withdrawn such appearance.

9.4 Disallowance of Claims. Nothing herein shall in any way alter, impair, or abridge the legal effect of the Bar Date Order, or the rights of the Debtors, the Reorganized Debtors, or other parties-in-interest to object to Claims on the grounds that they are time barred or otherwise subject to disallowance or modification.

All Claims of any Entity from which property is sought by the Debtors under section 542, 543, 550, or 553 of the Bankruptcy Code or that the Debtors or the Reorganized Debtors allege is a transferee of a transfer that is avoidable under section 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code shall be Disallowed if (a) the Entity, on the one hand, and the Debtors or the Reorganized Debtors, on the other hand, agree or the Bankruptcy Court has determined by Final Order that such Entity or transferee is liable to turn over any property or monies under any of the aforementioned sections of the Bankruptcy Code and (b) such Entity or transferee has failed to turn over such property by the date set forth in such agreement or Final Order.

9.5 Estimation of Claims. Before or after the Effective Date, the Debtors or the Reorganized Debtors, as applicable, may (but are not required to) at any time request that the Bankruptcy Court estimate a Disputed Claim pursuant to section 502(c) of the Bankruptcy Code for any reason, regardless of whether any party previously has objected to such Claim or Interest, and the Bankruptcy Court shall retain jurisdiction to estimate any Disputed Claim, including during the litigation of any objection to any Disputed Claim or during the pendency of any appeal relating to such objection. In the event that the Bankruptcy Court has entered a Final Order estimating any contingent or unliquidated Claim for the express purpose of determining what amount of such Claim shall be allowed for purposes of distributions pursuant to section 502(c), that estimated amount shall, unless otherwise ordered by the Bankruptcy Court or agreed between the relevant parties, constitute a maximum limitation on the Allowed amount of such Claim for all purposes under the Plan (including for purposes of distributions), and the Reorganized Debtors may, to the extent applicable, elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim. Notwithstanding section 502(j) of the Bankruptcy Code, in no event shall any Holder of a Claim that has been estimated pursuant to section 502(c) of the Bankruptcy Code or otherwise be entitled to seek reconsideration of such estimation unless such Holder has filed a motion requesting the right to seek such reconsideration on or before 21 days after the date on which such Claim is estimated. All of the objection, estimation, settlement, and resolution procedures set forth in the Plan are cumulative and not necessarily exclusive of one another. Disputed Claims may be estimated and subsequently compromised, settled, withdrawn, or resolved by any mechanism approved by the Bankruptcy Court.

9.6 Adjustment to Claims without Objection. Any duplicate Claim or Interest or any Claim or Interest that has been paid, satisfied, amended, or superseded may be adjusted or expunged on the Claims Register at the direction of the Reorganized Debtors without the Reorganized Debtors having to file an application, motion, complaint, objection, or any other Legal Proceeding seeking to object to such Claim or Interest and without any further notice to or action, order, or approval of the Bankruptcy Court.

9.7 No Interest on Claims. Unless otherwise specifically provided for in this Plan or as otherwise required by section 506(b) of the Bankruptcy Code, postpetition interest shall not accrue or be paid on Claims or Interests, and no Holder of a Claim or Interest shall be entitled to interest accruing on or after the Petition Date on any Claim or Interest. Additionally, and without limiting the foregoing, unless otherwise specifically provided for in this Plan or as otherwise required by section 506(b) of the Bankruptcy Code, interest shall not accrue or be paid on any Disputed Claim in respect of the period from the Effective Date to the date a final distribution is made, when and if such Disputed Claim becomes an Allowed Claim.

9.8 Single Satisfaction Rule. Holders of Allowed Claims may assert such Claims against each Debtor obligated with respect to such Claims, and such Claims shall be entitled to share in the recovery provided for the applicable Class of Claims against each obligated Debtor based upon the full Allowed amount of such Claims. Notwithstanding the foregoing, in no case shall the aggregate value of all property received or retained under the Plan on account of any Allowed Claim exceed 100 percent of the underlying Allowed Claim plus applicable interest, if any.

9.9 Amendments to Claims. On or after the Bar Date, except as otherwise provided herein, a Claim may not be filed or amended without the authorization of the Bankruptcy Court or the Reorganized Debtors, and, to the extent such authorization is not received, any such new or amended Claim filed shall be deemed Disallowed in full and expunged without any further notice to or action, order, or approval of the Bankruptcy Court.

ARTICLE X

PROVISIONS GOVERNING DISTRIBUTIONS

10.1 Time of Distributions. Except as otherwise provided for herein or ordered by the Bankruptcy Court, distributions under this Plan shall be made on the later of (a) the Distribution Date and (b) on the first Periodic Distribution Date that is at least 30 days after a Claim becomes Allowed; provided, however, that the Reorganized Debtors may, in their sole discretion, make one-time distributions on a date that is not a Periodic Distribution Date, provided, further, that distributions under the Plan to the Holder of General Unsecured Claims against Debtor Group B or Debtor Group C shall receive such distributions on the Effective Date.

10.2 Distribution Agent. The Distribution Agent shall make all distributions required under this Plan except as set forth in Article 10.4 below.

10.3 Currency. Except as otherwise provided in the Plan or Bankruptcy Court order, as of the Effective Date, any Claim asserted in currency other than U.S. dollars shall be automatically deemed converted to the equivalent U.S. dollar value using the exchange rate as of Effective Date at 4:00 p.m. prevailing Eastern Time, mid-range spot rate of exchange for the applicable currency as published in the next The Wall Street Journal, National Edition following the Effective Date.

10.4 Distributions on Account of Claims Allowed as of the Effective Date. Except as otherwise provided in the Plan, a Final Order, or as otherwise agreed to by the relevant parties, subject to the Indenture Trustee Charging Liens and the Indenture Trustees’ priority of payment rights under the applicable Indenture(s), the Distribution Agent shall make initial distributions under the Plan on account of Allowed Claims on the Distribution Date, subject to the Reorganized Debtors’ rights to object to Claims that have not been Allowed; provided, however, that (i) Allowed Administrative Claims with respect to liabilities incurred by the Debtors in the ordinary course of business during the Chapter 11 Cases or assumed by the Debtors prior to the Effective Date shall be paid or performed in the ordinary course of business in accordance with the terms and conditions of any controlling agreements, course of dealing, course of business, or industry practice, and (ii) Allowed Priority Tax Claims shall be paid in full in Cash on the Distribution Date or in installment payments over a period not more than five years after the Petition Date pursuant to section 1129(a)(c) of the Bankruptcy Code. To the extent any Allowed Priority Tax Claim is not due and owing on the Effective Date, such Claim shall be paid in full in Cash in accordance with the terms of any agreement between the Debtors and the Holder of such Claim, or as may be due and payable under applicable non-bankruptcy Law or in the ordinary course of business.

10.5 Distributions on Account of Claims Allowed After the Effective Date.

(a) Distributions After Allowance. Payments and distributions to each respective Holder of a Claim on account of a Disputed Claim, to the extent that it ultimately becomes an Allowed Claim, shall be made in accordance with provisions of this Plan that govern distributions to such Holder of a Claim. On the first Periodic Distribution Date that is at least 30 days following the date when a Disputed Claim becomes an Allowed Claim, the Distribution Agent shall distribute to the Holder of such Allowed Claim the distribution that such Holder is entitled under the Plan as of the Effective Date, without any interest to be paid on account of such Claim or Interest unless required under applicable bankruptcy Law; provided, however, (i) Disputed Claims that are Administrative Claims with respect to liabilities incurred by the Debtors in the ordinary course of business during the Chapter 11 Cases or assumed by the Debtors on or before the Effective Date that become Allowed after the Effective Date shall be paid or performed in the ordinary course of business in accordance with the terms and conditions of any controlling agreements, course of dealing, course of business, or industry practice, and (ii) Disputed Claims that are Allowed Priority Tax Claims after the Effective Date shall be paid in full in Cash on the Periodic Distribution Date that is at least 30 days after the Disputed Claim becomes an Allowed Claim or over a five-year period as provided in section 1129(a)(9)(C) of the Bankruptcy Code with annual interest provided by applicable non-bankruptcy Law.

(b) Special Rules for Distributions to Holders of Disputed Claims. Notwithstanding any provision otherwise in the Plan and except as otherwise agreed by the relevant parties, no partial payments and no partial distributions shall be made with respect to a Disputed Claim until all such disputes in connection with such Disputed Claim have been resolved by settlement or Final Order. All distributions made pursuant to the Plan on account of a Disputed Claim that is deemed an Allowed Claim by the Bankruptcy Court shall be made together with any dividends, payments, or other distributions made on account of, as well as any obligations arising from, the distributed property as if such Allowed Claim had been an Allowed Claim on the dates distributions were previously made to Holders of Allowed Claims included in the applicable Class; provided, however, that no interest shall be paid on account to such Allowed Claims unless required under applicable bankruptcy Law or this Plan.

10.6 Delivery Of Distributions.

(a) Record Date for Distributions. On the Distribution Record Date, the Claims Register shall be closed and the Distribution Agent shall be authorized and entitled to recognize only those record Holders listed on the Claims Register as of the close of business on the Distribution Record Date. Notwithstanding the foregoing, if a Claim or Interest is transferred less than 20 days before the Distribution Record Date, the Distribution Agent shall make distributions to the transferee only to the extent practicable and in any event only if the relevant transfer form contains an unconditional and explicit certification and waiver of any objection to the transfer by the transferor.

(b) Allowed Claims. Distributions to Holders of Allowed Claims shall be made by the Distribution Agent (i) at the addresses set forth on the proofs of claim filed by such Holders of Claims (or at the last known addresses of such Holders of Claims if no proof of Claim is filed or if the Debtors have been notified in writing of a change of address), (ii) at the addresses set forth in any written notices of address changes delivered to the Distribution Agent after the date of any related proof of Claim, (iii) at the addresses reflected in the Schedules if no proof of Claim has been filed and the Distribution Agent has not received a written notice of a change of address, (iv) in accordance with Federal Rule of Civil Procedure 4, as modified and made applicable by Bankruptcy Rule 7004, if no address exists in the Debtors books and records, no proof of Claim has been filed and the Distribution Agent has not received a written notice of address or change of address, or (v) on any counsel that has appeared in the Chapter 11 Cases on the Holder’s behalf.

Notwithstanding any provision of the Plan to the contrary, distributions to Holders of Priority Guaranteed Notes Claims and Legacy Notes Claims shall be made to or at the direction of each of the applicable Indenture Trustees for distribution under the applicable Indentures. Each Indenture Trustee shall arrange to deliver such distributions to or on behalf of Holders of Priority Guaranteed Notes Claims and Holders of Legacy Notes Claims, as applicable, subject to its applicable Indenture Trustee Charging Lien and priority of payment rights under the applicable Indenture(s). Regardless of whether such distributions are made by any Indenture Trustee, or by the Distribution Agent at the reasonable direction of any Indenture Trustee, the applicable Indenture Trustee Charging Liens shall attach to such distributions in the same manner as if such distributions were made through the applicable Indenture Trustee.

Subject to the applicable Indenture Trustee Charging Lien and priority of payment rights under the applicable Indenture(s), the Indenture Trustees may transfer or direct the transfer of such distributions (and may rely upon information received from the Debtors or the Claims and Solicitation Agent for purposes of such transfer) directly through the facilities of DTC in accordance with DTC’s customary practices, and will be entitled to recognize and deal with, for all purposed under the Plan, Holders of Priority Guaranteed Notes Claims and Legacy Notes Claims as is consistent with the ordinary practices of DTC. The Indenture Trustees shall have no duties, responsibility, or liability relating to any form of distribution that is not DTC eligible, provided that the Indenture Trustees shall use commercially reasonable efforts to cooperate with the Debtors and Reorganized Debtors to the extent that a distribution is not DTC eligible. The Debtors, the Reorganized Debtors, and the Distribution Agent, as applicable, shall not incur any liability whatsoever on account of any distributions under this Plan.

(c) Undeliverable Distributions. If any distribution to a Holder of a Claim is returned as undeliverable, no further distributions to such Holder of such Claim shall be made unless and until the Distribution Agent is notified of then-current address of such Holder of the Claim, at which time all missed distributions shall be made to such Holder of the Claim without interest, dividends, or accruals of any kind on the next Periodic Distribution Date. Amounts in respect of undeliverable distributions shall be returned to the Reorganized Debtors.

(d) Reversion. Any distribution under this Plan that is an Unclaimed Distribution for a period of six months after such distribution shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code and such Unclaimed Distribution shall revert to and vest in the Reorganized Debtors free of any restrictions thereon and, to the extent such Unclaimed Distribution is Reorganized Parent Stock, shall be deemed cancelled. Upon vesting, the Claim of any Holder or successor to such Holder with respect to such property shall be cancelled, discharged and forever barred, notwithstanding federal or state escheat, abandoned, or unclaimed property Laws or any provisions in any document governing the distribution that is an Unclaimed Distribution to the contrary.

(e) De Minimis Distributions. Notwithstanding any other provision of this Plan to the contrary, the Reorganized Debtors and the Distribution Agent shall not be required to make a distribution on account of an Allowed Claim if (i) the aggregate amount of all distributions authorized to be made on the Periodic Distribution Date in question is or has a value less than $10,000; provided that the Reorganized Debtors shall make, or cause to be made, a distribution on a Periodic Distribution Date of less than $10,000 if the Debtors expect that such Periodic Distribution Date shall be the final Periodic Distribution Date; or (ii) the amount to be distributed to the specific Holder of the Allowed Claim on the particular Periodic Distribution Date does not both (x) constitute a final distribution to such Holder and (y) have a value of at least $50.00.

(f) Fractional Distributions. Notwithstanding any other provision of this Plan to the contrary, the Reorganized Debtors, and the Distribution Agent shall not be required to make partial distributions or distributions of fractional shares of Reorganized Parent Stock or distributions or payments of fractions of dollars. Whenever any payment or distribution of a fractional share of Reorganized Parent Stock under this Plan would otherwise be called for, such fraction shall be deemed zero. Whenever any payment of Cash of a fraction of a dollar pursuant to this Plan would otherwise be required, the actual payment shall reflect a rounding of such fraction to the nearest whole dollar (up or down), with half dollars or less being rounded down.

(g) Accrual of Dividends and Other Rights. For purposes of determining the accrual of dividends or other rights after the Effective Date, Reorganized Parent Stock shall be deemed distributed as of the Effective Date regardless of the date on which they are actually issued, dated, authenticated, or distributed; provided, however, the Reorganized Debtors shall not pay any such dividends or distribute such other rights, if any, until after distributions of Reorganized Parent Stock actually take place.

10.7 Surrender of Securities or Instruments. On the Effective Date, subject to Article 7.9, each holder of a Certificate shall be deemed to have surrendered such Certificate to the Distribution Agent or a Servicer (to the extent the relevant Claim or Interest is governed by an agreement and administered by a Servicer). Such Certificate shall be cancelled solely with respect to the Debtors (other than any Certificate that survives and is not cancelled pursuant to this Plan), and such cancellation shall not alter the obligations or rights of any non-Debtor third parties vis-à-vis one another with respect to such Certificate. Notwithstanding the foregoing paragraph, this Article 10.7 shall not apply to any Claims and Interests Reinstated pursuant to the terms of this Plan.

10.8 Compliance Matters. In connection with this Plan and all instruments issued in connection therewith and distributions thereunder, to the extent applicable, the Debtors, Reorganized Debtors, and the Distribution Agent shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions pursuant to this Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in this Plan to the contrary, (i) the Reorganized Debtors and the Distribution Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate, and (ii) to the extent that amounts are so withheld, such amounts shall be treated for all purposes as having been paid to the person in respect of which such deduction and withholding was made, and no additional amounts shall be paid with respect thereto. The Reorganized Debtors reserve the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, and other spousal awards, Liens, and encumbrances.

10.9 Claims Paid or Payable by Third Parties.

(a) Claims Paid by Third Parties. The Claims and Solicitation Agent shall reduce in full a Claim to the extent that the Holder of such Claim receives payment in full on account of such Claim from a party that is not the Debtors or the Reorganized Debtors. To the extent a Holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not the Debtors or the Reorganized Debtors on account of such Claim, such Holder shall, within two weeks of receipt thereof, repay or return the distribution to the Reorganized Debtors, to the extent the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan.

(b) Claims Payable by Insurers. No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the Holder of such Allowed Claim has exhausted all potential remedies with respect to such insurance policy. To the extent that one or more of the Debtors’ insurers agrees to satisfy a Claim or otherwise settle an Insured Claim, then immediately upon such insurers’ payment, the applicable portion of such Claim may be expunged without a Claim objection having to be filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

(c) Applicability of Insurance Contracts. Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance contracts. Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including insurers under any of the insurance contracts, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

10.10 Setoffs. Except as otherwise expressly provided for in the Plan, the Reorganized Debtors pursuant to the Bankruptcy Code (including section 553 of the Bankruptcy Code), applicable non-bankruptcy Law, or as may be agreed to by the Holder of a Claim, may set off against any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Allowed Claim (before any distribution is made on account of such Allowed Claim), any Claims, rights, and Causes of Action of any nature that the Debtors or the Reorganized Debtors, as applicable, may hold against the Holder of such Allowed Claim, to the extent such Claims, rights, or Causes of Action against such Holder have not been otherwise compromised or settled on or prior to the Effective Date (whether pursuant to the Plan or otherwise); provided, however, that neither the failure to effect such a setoff nor the allowance of any Claim pursuant to the Plan shall constitute a waiver or release by the Reorganized Debtors of any such Claims, rights, and Causes of Action that the Reorganized Debtors may possess against such Holder. In no event shall any Holder of Claims be entitled to set off any Claim against any Claim, right, or Cause of Action of the Debtors or the Reorganized Debtors, as applicable, unless such Holder has filed a motion with the Bankruptcy Court requesting the authority to perform such setoff on or before the Confirmation Date, and notwithstanding any indication in any proof of Claim or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to section 553 or otherwise.

10.11 Allocation of Plan Distributions Between Principal and Interest. To the extent that any Allowed Claim entitled to a distribution under this Plan is composed of indebtedness and accrued but unpaid interest thereon, such distribution shall, to the extent permitted by applicable Law, be allocated for U.S. federal income tax purposes to the principal amount of the Claim first and then, to the extent the consideration exceeds the principal amount of the Claim, to the portion of such Claim representing accrued but unpaid interest.

ARTICLE XI

EFFECT OF THE PLAN ON CLAIMS AND INTERESTS

11.1 Vesting of Assets. Except as otherwise explicitly provided in this Plan, on the Effective Date, all property comprising the Estates (including Causes of Action) shall vest in the Reorganized Debtors which, unless otherwise indicated in the Plan, as Debtors, owned such property or interest in property as of the Effective Date, free and clear of all Claims, Liens, charges, encumbrances, rights, and Interests. As of and following the Effective Date, the Reorganized Debtors may operate their business and use, acquire, and dispose of property (subject to applicable Law) and settle and compromise Claims, Interests, or Causes of Action without supervision of the Bankruptcy Court, free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by this Plan or the Confirmation Order.

11.2 Discharge of the Debtors. Except as otherwise specifically provided in section 1141(d) of the Bankruptcy Code, this Plan or the Confirmation Order, and effective as of the Confirmation Date: (a) the distributions and rights that are provided in this Plan, if any, and the treatment of all Claims and Interests shall be in exchange for and in complete satisfaction, discharge, and release of all Claims, Interests and Causes of Action, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to this Plan on account of such Claims, rights, and Interests, including, but not limited to, Claims and Interests that arose before the Effective Date and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not (i) a proof of claim or interest based upon such Claim, debt, right, or Interest is filed or deemed filed under section 501 of the Bankruptcy Code, (ii) a Claim or Interest based upon such Claim, debt, right, or Interest is Allowed under section 502 of the Bankruptcy Code, or (iii) the Holder of such a Claim, right, or Interest accepted this Plan; (b) the Plan shall bind all Holders of Claims and Interests notwithstanding whether any such Holders failed to vote to accept or reject the Plan or voted to reject the Plan; (c) all Claims and Interests shall be satisfied, discharged, and released in full, and the Debtors’ liability with respect thereto shall be extinguished completely, including any liability of the kind specified under section 502(g) of the Bankruptcy Code; and (d) all Entities shall be precluded from asserting against the Debtors, the Estates, the Reorganized Debtors, their successors and assigns, and their assets and properties any other Claims or Interests based upon any documents, instruments, or any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Causes of Action against and Interests in the Debtors, subject to the occurrence of the Effective Date.

11.3 Release by Debtors. Notwithstanding anything contained in the Plan to the contrary, pursuant to section 1123(b) of the Bankruptcy Code, in exchange for good and valuable consideration, the adequacy of which is hereby confirmed, on and after the Effective Date, each Released Party is, and is deemed hereby to be, fully, conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged by the Debtors, the Reorganized Debtors, their Estates, and any person seeking to exercise the rights of the Debtors or their Estates, including any successors to the Debtors or any Estates representatives appointed or selected pursuant to section 1123(b)(3) of the Bankruptcy Code, in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all other Entities who may purport to assert any Cause of Action, directly or derivatively, by, through, for, or because of the foregoing Entities, from any and all Claims and Causes of Action, including any derivative claims asserted or assertable on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereafter arising, contingent or non-contingent, in law, equity, contract, tort or otherwise, that the Debtors, the Reorganized Debtors, or their Estates, including any successors to the Debtors or any Estates representative appointed or selected pursuant to section 1123(b) of the Bankruptcy Code, would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim against, or Interest in, a Debtor or other Entity, or that any Holder of any Claim against, or Interest in, a Debtor or other Entity could have asserted on behalf of the Debtors, based on or relating to, or in any manner arising from, in whole or in part:

1.	the Debtors (including the capital structure, management, ownership, or operation thereof), the business or contractual arrangement between the Debtors and any Released Party, any Securities issued by the Debtors and the ownership thereof, the assertion or enforcement of rights and remedies against the Debtors, the Debtors’ in- or out-of-court restructuring efforts, any Avoidance Actions (but excluding Avoidance Actions brought as counterclaims or defenses to Claims asserted against the Debtors), the Intercompany Claims, the Revolving Credit Agreement, the Priority Guaranteed Notes, the Legacy Notes, the Warrants, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation (both pre and post-petition), or filing of the RSA, the Disclosure Statement, the Exit Revolving Credit Facility Documents, the Exit Second Lien Notes Indenture, the Rights Offering, the Backstop Commitment Agreement, the Plan (including, for the avoidance of doubt, the Plan Supplement), or any other Plan Transaction Document;

2.

any Restructuring Transaction, contract, instrument, release, or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the RSA, the Rights Offering, the Disclosure Statement, Warrants, the Exit Revolving Credit Facility Documents, the Plan, the Plan Supplement, or any other Plan Transaction Document before or during the Chapter 11 Cases;

3.

the Chapter 11 Cases, the filing of the Chapter 11 Cases, the Disclosure Statement or the Plan, the solicitation of votes with respect to the Plan, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, the Rights Offering, or the distribution of property under the Plan or any other related agreement; or

4.

any related act or omission, transaction, agreement, event, or other occurrence related or relating to any of the foregoing taking place on or before the Effective Date, including all Avoidance Actions or other relief obtained by the Debtors in the Chapter 11 Cases.

Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (i) post Effective Date obligations of any party or Entity under the Plan, the Confirmation Order, any Restructuring Transaction, any Plan Transaction Document, or any other document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, including the Exit Revolving Credit Facility Documents, the Exit Second Lien Notes, the Warrants, or any Claim or obligation arising under the Plan, (ii) the rights of any Holder of Allowed Claims to receive distributions under the Plan, and (iii) any claims arising from any act or omission that is finally determined by a court of competent jurisdiction to be intentional fraud, gross negligence or willful misconduct..

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the foregoing Debtor release, which includes by reference each of the related provisions and definitions contained in the Plan, and further, shall constitute the Bankruptcy Court’s finding that the foregoing Debtor release is: (a) in exchange for the good and valuable consideration provided by the Released Parties, including, without limitation, the Released Parties’ contributions to facilitating the Restructuring Transactions and implementing the Plan; (b) a good faith settlement and compromise of the Claims released by the foregoing Debtor release; (c) in the best interests of the Debtors and their Estates and all Holders of Claims and Interests; (d) fair, equitable, and reasonable; (e) given and made after due notice and opportunity for hearing; and (f) a bar to any of the Debtors, the Reorganized Debtors, or the Debtors’ Estates asserting any Claim or Cause of Action released pursuant to the foregoing Debtor release.

11.4 Release by Holders of Claims. On and after the Effective Date, in exchange for good and valuable consideration, the adequacy of which is hereby confirmed, each Released Party is, and is deemed hereby to be, fully, conclusively, absolutely, unconditionally, irrevocably and forever, released and discharged by each Releasing Party, in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all other Entities who may purport to assert any Cause of Action, directly or derivatively, by, through, for, or because of the foregoing Entities, from any and all Claims and Causes of Action, whether known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereafter arising, contingent or non-contingent, in law, equity, contract, tort, or otherwise, including any derivative claims asserted on behalf of the Debtors, that such Entity would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim against, or Interest in, a Debtor or other Entity, or that any Holder of any Claim against, or Interest in, a Debtor or other Entity could have asserted on behalf of the Debtors, based on or relating to, or in any manner arising from, in whole or in part:

1.

the Debtors (including the capital structure, management, ownership, or operation thereof), the business or contractual arrangement between the Debtors and any Released Party, any Securities issued by the Debtors and the ownership thereof, the assertion or enforcement of rights and remedies against the Debtors, the Debtors’ in- or out-of-court restructuring efforts, any Avoidance Actions (but excluding Avoidance Actions brought as counterclaims or defenses to Claims asserted against the Debtors), the Intercompany Claims, the Revolving

Credit Agreement, the Priority Guaranteed Notes, the Legacy Notes, the Warrants, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation (both pre and post-petition), or filing of the RSA, the Disclosure Statement, the Exit Revolving Credit Facility Documents, the Exit Second Lien Notes Indenture, the Rights Offering, the Backstop Commitment Agreement, the Plan (including, for the avoidance of doubt, the Plan Supplement), or any other Plan Transaction Document;

2.

any Restructuring Transaction, contract, instrument, release, or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the RSA, the Rights Offering, the Disclosure Statement, Warrants, the Exit Revolving Credit Facility Documents, the Plan (including, for the avoidance of doubt, the Plan Supplement), or any other Plan Transaction Document, before or during the Chapter 11 Cases;

3.

the Chapter 11 Cases, the filing of the Chapter 11 Cases, the Disclosure Statement or the Plan, the solicitation of votes with respect to the Plan, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, the Rights Offering, or the distribution of property under the Plan or any other related agreement; or

4.

any related act or omission, transaction, agreement, event, or other occurrence related or relating to any of the foregoing taking place on or before the Effective Date, including all Avoidance Actions or other relief obtained by the Debtors in the Chapter 11 Cases.

Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (i) post Effective Date obligations of any party or Entity under the Plan, the Confirmation Order, any Restructuring Transaction, any Plan Transaction Document, or any other document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, including the Exit Revolving Credit Facility Documents, the Exit Second Lien Notes, the Warrants, or any Claim or obligation arising under the Plan, (ii) the rights of any Holder of Allowed Claims to receive distributions under the Plan, and (iii) any claims arising from any act or omission that is finally determined by a court of competent jurisdiction to be intentional fraud, gross negligence or willful misconduct.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the foregoing third-party release, which includes by reference each of the related provisions and definitions contained herein, and, further, shall constitute the Bankruptcy Court’s finding that the foregoing third-party release is: (a) consensual; (b) essential to the Confirmation of the Plan; (c) given in exchange for a substantial contribution and for the good and valuable consideration provided by the Released Parties that is important to the success of the Plan; (d) a good faith settlement and compromise of the Claims released by the foregoing third-party release; (e) in the best interests of the Debtors and their Estates; (f) fair, equitable, and reasonable; (g) given and made after due notice and opportunity for hearing; and (h) a bar to any of the Releasing Parties asserting any claim or Cause of Action released pursuant to the foregoing third-party release.

11.5 Exculpation and Limitation of Liability. Except as otherwise specifically provided in the Plan or the Confirmation Order, no Released Party shall have or incur liability for, and each Released Party shall be released and exculpated from any Claims and Cause of Action related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, filing, or termination of the RSA and related prepetition transactions (including the Revolving Credit Agreement, the Priority Guaranteed Notes and the Legacy Notes), the Disclosure Statement, the Plan, the Exit Revolving Credit Facility Documents, the Exit Second Lien Notes, the Warrants, the Plan Supplement, the Rights Offering, the Backstop Commitment Agreement, any other Plan Transaction Document, or any Restructuring Transaction, contract, instrument, release or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion), including any Plan Transaction Document, created or entered into before or during the Chapter 11 Cases, any preference, fraudulent transfer, or other avoidance claim arising pursuant to chapter 5 of the Bankruptcy Code or other applicable Law, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date (each, an “Exculpated Claim”), except for claims related to any act or omission that is determined in a Final Order by a court of competent jurisdiction to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan.

The Released Parties and other parties set forth above have, and upon confirmation of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable Laws with regard to the solicitation of votes and distribution of consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable Law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

11.6 Injunction. Upon entry of the Confirmation Order, all Holders of Claims and Interests and other parties in interest, along with their respective present or former employees, agents, officers, directors, principals, and affiliates, and each of their successors and assigns, shall be enjoined from taking any actions to interfere with the implementation or Consummation of the Plan in relation to any Claim extinguished, discharged, or released pursuant to the Plan.

Except as expressly provided in the Plan, the Confirmation Order, or a separate order of the Bankruptcy Court or as agreed to by the Debtors and a Holder of a Claim against or Interest in the Company, all Persons and Entities that have held, hold, or may hold Claims or Causes of Action against or Interests in the Company whether or not such parties have voted to accept or reject the Plan and other parties in interest, along with their respective present or former employees, agents, officers, directors, principals, and affiliates are permanently enjoined, on and after the Effective Date, solely with respect to any Claims, Interests, and Causes of Action that will be or are extinguished, discharged, or released pursuant to the Plan from (i) commencing, conducting, or continuing in any manner, directly or indirectly, any suit, action, or other proceeding of any kind (including, without limitation, any proceeding in a judicial, arbitral, administrative or other forum) against or affecting the Released Parties or the property of any of the Released Parties, (ii) enforcing, levying, attaching (including, without limitation, any prejudgment attachment), collecting, or otherwise recovering by any manner or means, whether directly or indirectly, any judgment, award, decree, or order against the Released Parties or the property of any of the Released Parties, (iii) creating, perfecting, or otherwise enforcing in any manner, directly or indirectly, any encumbrance of any kind against the Released Parties or the property of any of the Released Parties, (iv) asserting any right of setoff, directly or indirectly, against any obligation due the Released Parties or the property of any of the Released Parties, except as contemplated or Allowed by the Plan; and (v) acting or proceeding in any manner, in any place whatsoever, that does not conform to or comply with the provisions of the Plan.

The injunctions in the Plan shall extend to any successors and assigns of the Debtors and the Reorganized Debtors and their respective property and interests in property.

11.7	Subordination Rights.

(a) Except as otherwise provided in the Plan, the allowance, classification, and treatment of all Allowed Claims and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise and all Claims and all rights and claims between or among Holders of Claims relating in any manner whatsoever to distributions on account of Claims or Interests, based upon any claimed subordination rights, whether asserted or unasserted, legal or equitable, shall be deemed satisfied by the distributions under the Plan to Holders of Claims having such subordination rights, and such subordination rights shall be deemed waived, released, discharged, and terminated as of the Effective Date. Except as otherwise specifically provided for in the Plan, distributions to the various Classes of Claims hereunder shall not be subject to levy, garnishment, attachment, or like legal process by any Holder of a Claim by reason of any subordination rights or otherwise, so that each Holder of a Claim shall have and receive the benefit of the distributions in the manner set forth in the Plan.

(b) Except as otherwise provided in the Plan (including Exhibits), the Confirmation Order, or another order of the Bankruptcy Court, the right of the Debtors or the Reorganized Debtors to seek subordination of any Claim or Interest pursuant to section 510 of the Bankruptcy Code is fully reserved, and the treatment afforded any Claim or Interest that becomes a subordinated Claim or Interest at any time shall be modified to reflect such subordination. Unless the Plan (including Exhibits) or the Confirmation Order otherwise provide, no distributions shall be made on account of a Claim subordinated pursuant to this Article 11.7(b) unless ordered by the Bankruptcy Court.

11.8 Protection Against Discriminatory Treatment. Consistent with section 525 of the Bankruptcy Code and paragraph 2 of Article VI of the United States Constitution, no Governmental Unit shall discriminate against the Reorganized Debtors or deny, revoke, suspend, or refuse to renew a license, permit, charter, franchise, or other similar grant to, condition such a grant to, discriminate with respect to such a grant against, the Reorganized Debtors, or another entity with whom such the Reorganized Debtors has been associated, solely because the Debtors has been a debtor under chapter 11, has been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before the Debtors are granted or denied a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Cases.

11.9 Recoupment. In no event shall any Holder of Claims or Interests be entitled to recoup any Claim or Interest against any Claim, right, or Cause of Action of the Debtors or the Reorganized Debtors, as applicable, unless such Holder actually has performed such recoupment and provided notice thereof in writing to the Debtors on or before the Effective Date, notwithstanding any indication in any proof of Claim or Interest or otherwise that such Holder asserts, has, or intends to preserve any right of recoupment.

11.10 Release of Liens. Except as otherwise provided in the Plan or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released, and discharged, and all of the right, title, and interest of any Holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors and their successors and assigns.

11.11 Reimbursement or Contribution. If the Bankruptcy Court disallows a Claim for reimbursement or contribution of an entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the Effective Date, such Claim shall be forever Disallowed notwithstanding section 502(j) of the Bankruptcy Code, unless prior to the Effective Date (1) such Claim has been adjudicated as noncontingent or (2) the relevant Holder of a Claim has filed a noncontingent proof of Claim on account of such Claim and a Final Order has been entered determining such Claim as no longer contingent.

ARTICLE XII

CONDITIONS PRECEDENT

12.1 Conditions to Confirmation. The following are conditions precedent to the Confirmation of the Plan, each of which may be satisfied or waived in accordance with Article 12.3 of this Plan:

(a) the Bankruptcy Court shall have entered the Disclosure Statement Order, and such order shall be a Final Order;

(b) the Backstop Commitment Agreement shall not have been terminated and shall remain in full force and effect; and

(c) the Bankruptcy Court shall have entered the BCA Approval Order, and such order shall be a Final Order.

12.2 Conditions to the Effective Date of the Plan. The following are conditions precedent to the occurrence of the Effective Date, each of which may be satisfied or waived in accordance with Article 12.3 of this Plan:

(a) All documents and agreements necessary to implement the Plan, including the Plan Supplement, the Plan Transaction Documents, and all other documents contemplated by the Plan and the RSA, which definitive documentation is in form and substance consistent with the RSA and shall satisfy the consents set forth in the RSA and herein.

(b) the Bankruptcy Court shall have entered the Disclosure Statement Order, and such order shall be a Final Order;

(c) the Bankruptcy Court shall have entered the Confirmation Order, and such order shall be a Final Order;

(d) the Bankruptcy Court shall have entered the BCA Approval Order, and such order shall be a Final Order;

(e) the Backstop Commitment Agreement, this Plan (including, for the avoidance of doubt, the Plan Supplement), the Rights Offering Procedures, the Confirmation Order, and the Plan Transaction Documents, including, without limitation, the Registration Rights Agreement, shall be consistent with the terms of the RSA;

(f) the Claims of the Paragon Litigation Trust shall have been estimated pursuant to an order of the Bankruptcy Court or otherwise resolved in a manner consistent with the terms of the RSA;

(g) the RSA shall not have been terminated and shall remain in full force and effect;

(h) the Backstop Commitment Agreement shall not have been terminated and shall remain in full force and effect;

(i) the Reorganized Parent Stock and the Exit Second Lien Notes, including, without limitation, the Backstop Premium, shall have been issued pursuant to the terms of this Plan;

(j) the Exit Revolving Credit Facility shall have been made available pursuant to the Plan and all conditions precedent set forth in the Exit Revolving Credit Facility Credit Agreement shall have been satisfied or waived pursuant in accordance with the terms thereof, in each case substantially concurrently with the occurrence of the Effective Date;

(k) all conditions precedent set forth in the Backstop Commitment Agreement shall have been satisfied or waived in accordance with the terms thereof, substantially concurrently with the occurrence of the Effective Date;

(l) the Professional Escrow Account shall have been established and funded;

(m) all Plan Transaction Documents and Plan Supplement documents shall be shall be effective pursuant to their terms, including the (i) Registration Rights Agreement with respect to the Backstop Commitment Parties and the other parties thereto, and (ii) the effectiveness of any agreed steps and procedures for cross-border implementation and the tax structuring of the Plan;

(n) all Restructuring Expenses and other professional fees and expenses of the Ad Hoc Guaranteed Group and the Ad Hoc Legacy Group required to be paid pursuant to the RSA, the Backstop Commitment Agreement, or other order of the Bankruptcy Court shall have been paid;

(o) the organizational documents of the Reorganized Debtors as contemplated in the RSA and herein shall have been adopted and (where required by applicable Law) filed with the applicable authorities of the relevant jurisdictions of organization and shall have become effective in accordance with such jurisdiction’s corporation or limited liability company Laws;

(p) all authorizations, consents, certifications, regulatory approvals, rulings, no action letters, opinions, or other documents or actions required by any Law, regulation, or order to be received or to occur in order to implement and effectuate the Plan on the Effective Date shall have been obtained or shall have occurred unless such failure will not have a material adverse effect on the Reorganized Debtors; and

(q) all statutory fees and obligations then due and payable to the Office of the United States Trustee shall have been paid and satisfied in full.

12.3 Waiver of Conditions Precedent. The conditions set forth in Articles 12.1 and 12.2 may be waived, in whole or in part, by agreement of (a) the Debtors, (b) the Requisite Consenting Priority Guaranteed Noteholders, and (c) the Requisite Consenting Legacy Noteholders, without any notice to any other parties-in-interest or the Bankruptcy Court and without a hearing. Notwithstanding anything to the contrary in this Article XII, any waiver, in whole or in part, of the condition set forth in Article 12.2(h)will only require consent of the Exit Revolving Credit Facility Agent and requisite Exit Revolving Credit Facility Lenders (in each case not to be unreasonably withheld, conditioned or delayed) and the Debtors, in consultation with the Ad Hoc Guaranteed Group and the Ad Hoc Legacy Group.

12.4 Notice of Effective Date. The Debtors shall file with the Bankruptcy Court a notice of the occurrence of the Effective Date within a reasonable period of time after the conditions in Article 12.2 of this Plan have been satisfied or waived pursuant to Article 12.3 of this Plan.

12.5 Effect of Non-Occurrence of Conditions to Consummation. If prior to Consummation of the Plan, the Confirmation Order is vacated pursuant to a Final Order, then except as provided in any order of the Bankruptcy Court vacating the Confirmation Order, the Plan will be null and void in all respects, and nothing contained in the Plan or Disclosure Statement shall (a) constitute a waiver or release of any Claims, Interests, or Causes of Action, (b) prejudice in any manner the rights of the Debtors or any other Entity, or (c) constitute an admission, acknowledgment, offer, or undertaking of any sort by the Debtors or any other Entity.

ARTICLE XIII

RETENTION OF JURISDICTION

Pursuant to sections 105(a) and 1142 of the Bankruptcy Code, the Bankruptcy Court shall, to the fullest extent permissible under applicable Law, have exclusive jurisdiction of all matters arising out of, and related to, the Chapter 11 Cases and the Plan, including jurisdiction to:

(a) resolve any matters related to Executory Contracts and Unexpired Leases, including: (i) the assumption, assumption and assignment, or rejection of Executory Contracts or Unexpired Leases to which the Debtors are a party or with respect to which the Debtors may be liable, and to hear and determine the allowance of

Claims resulting therefrom including the amount of Cure, if any, required to be paid; (ii) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; (iii) the Reorganized Debtors’ amendment, modification, or supplement after the Effective Date, pursuant to Article VIII of the Plan, of the lists of Executory Contracts and Unexpired Leases to be assumed or rejected or otherwise; and (iv) any dispute regarding whether a contract or lease is or was executory or expired;

(b) adjudicate any and all adversary proceedings, applications, and contested matters that may be commenced or maintained pursuant to the Chapter 11 Cases, this Plan, or that were the subject of proceedings before the Bankruptcy Court prior to the Effective Date, proceedings to adjudicate the allowance of Disputed Claims and Disputed Interests, and all controversies and issues arising from or relating to any of the foregoing;

(c) ensure that distributions to Holders of Allowed Claims and Allowed Interests are accomplished as provided herein and adjudicate any and all disputes arising from or relating to distributions under the Plan;

(d) allow in whole or in part, disallow in whole or in part, determine, liquidate, classify, estimate, or establish the priority, secured or unsecured status, or amount of any Claim or Interest, including hearing and determining any and all objections to the allowance or estimation of Claims or Interests filed, both before and after the Confirmation Date, including any objections to the classification of any Claim or Interest, and the resolution of request for payment of any Administrative Claim;

(e) hear and determine or resolve any and all matters related to Causes of Action;

(f) enter and implement such orders as may be appropriate if the Confirmation Order is for any reason stayed, revoked, modified, and/or vacated;

(g) issue and implement orders in aid of execution, implementation, or Consummation of this Plan;

(h) consider any modifications of this Plan, to cure any defect or omission, or to reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

(i) hear and determine all applications for allowance of compensation and reimbursement of Professional Claims under this Plan or under sections 330, 331, 503(b), 1103, and 1129(a)(4) of the Bankruptcy Code;

(j) determine requests for the payment of Claims entitled to priority under section 507(a)(1) of the Bankruptcy Code, including compensation and reimbursement of expenses of parties entitled thereto;

(k) hear, determine, and resolve any cases, matters, controversies, suits, disputes, or Causes of Action in connection with or in any way related to the Chapter 11 Cases, including: (a) with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim or an Interest for amounts not timely repaid pursuant to Article X of the Plan; (b) with respect to the releases, injunctions, and other provisions contained in Article XI of the Plan, including entry of such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions; (c) that may arise in connection with the Consummation, interpretation, implementation, or enforcement of the Plan and the Confirmation Order; or (d) related to section 1141 of the Bankruptcy Code;

(l) hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of this Plan or the Confirmation Order, including disputes arising under agreements, documents, or instruments executed in connection with this Plan and disputes arising in connection with any Entity’s obligations incurred in connection with the Plan;

(m) hear and determine all suits or adversary proceedings to recover assets of the Debtors and property of their Estates, wherever located;

(n) hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

(o) grant any consensual request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code;

(p) resolve any matters relating to the pre- and post-confirmation sales of the Debtors’ assets;

(q) resolve any matters related to the issuance of the Exit Second Lien Notes and the Reorganized Parent Stock;

(r) issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Entity with Consummation or enforcement of the Plan;

(s) hear any other matter not inconsistent with the Bankruptcy Code;

(t) hear and determine all disputes involving the existence, nature, or scope of the Debtors’ discharge, including the dischargeability of any claim;

(u) enter a Final Decree closing the Chapter 11 Cases;

(v) enforce all orders previously entered by the Bankruptcy Court; and

(w) hear and determine all matters relating to any Bankruptcy Code Section 510(b) Claim.

All of the foregoing applies following the Effective Date; provided, that from the Confirmation Date through the Effective Date, in addition to the foregoing, the Bankruptcy Court shall retain jurisdiction with respect to all other matters of this Plan that were subject to its jurisdiction prior to the Confirmation Date; provided, further, that the Bankruptcy Court shall not have nor retain exclusive jurisdiction over any post-Effective Date agreement. Nothing contained herein shall be construed to increase, decrease or otherwise modify the independence, sovereignty, or jurisdiction of the Bankruptcy Court.

ARTICLE XIV

MISCELLANEOUS PROVISIONS

14.1 Binding Effect. Upon the Effective Date, notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062, this Plan shall be binding upon and inure to the benefit of the Debtors, the Reorganized Debtors, all current and former Holders of Claims, all current and former Holders of Interests, all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, exculpations, and injunctions described in the Plan, each Entity acquiring property under the Plan, any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors and all other parties-in-interest and their respective heirs, successors, and assigns. All Claims against and Interests in the Debtors shall be as fixed, adjusted, or compromised, as applicable, pursuant to the Plan regardless of whether any Holder of a Claim or Interest has voted on the Plan.

14.2 Payment of Statutory Fees. All fees payable pursuant to 28 U.S.C. § 1930(a) shall be paid for each quarter (including any fraction thereof) until the Chapter 11 Cases are converted, dismissed, or a Final Decree is issued, whichever occurs first.

14.3 Payment of Restructuring Expenses. The Restructuring Expenses incurred, or estimated to be incurred, up to and including the Effective Date shall be paid in full in cash on the Effective Date (to the extent not previously paid during the course of the Chapter 11 Cases) without the requirement to file a fee application with the Bankruptcy Court or comply with the guidelines of the U.S. Trustee, and without any requirement for review or approval by the Bankruptcy Court or any other party.

14.4 Modification and Amendments. The Debtors may alter, amend, or modify this Plan under section 1127(a) of the Bankruptcy Code at any time prior to the Confirmation Date in accordance with the terms of the RSA. After the Confirmation Date and prior to substantial consummation of this Plan as defined in section 1101(2) of the Bankruptcy Code, the Debtors may, under section 1127(b) of the Bankruptcy Code, institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in this Plan, the Disclosure Statement, or the Confirmation Order, and such matters as may be necessary to carry out the purposes and effects of this Plan.

14.5 Confirmation of the Plan. The Debtors request Confirmation of the Plan under section 1129(b) of the Bankruptcy Code with respect to any Impaired Class that does not accept the Plan pursuant to section 1126 of the Bankruptcy Code. The Debtors reserve the right to amend the Plan to any extent that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification.

14.6 Additional Documents. On or before the Effective Date, the Debtors may file with the Bankruptcy Court such agreements or other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The Debtors or the Reorganized Debtors, as applicable, and Holders of Claims receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provision and intent of the Plan.

14.7 Dissolution of Creditors’ Committee. Effective on the Effective Date, the Creditors’ Committee shall dissolve automatically, and the members thereof (solely in their capacities as Creditors’ Committee members) shall be released and discharged from all their duties relating to the Chapter 11 Cases in accordance with Article XI hereof, provided, however, that the Creditors’ Committee shall continue to exist and its Professionals shall continue to be retained with respect to the preparation and prosecution of any final fee applications of the Creditors’ Committee’s retained Professionals.

14.8 Request for Expedited Determination of Taxes. The Reorganized Debtors shall have the right to request an expedited determination under section 505(b) of the Bankruptcy Code with respect to tax returns of the Debtors filed, or to be filed, for any and all taxable periods ending after the Petition Date through the Effective Date.

14.9 Revocation, Withdrawal, or Non-Consummation.

(a) Right to Revoke or Withdraw. The Debtors reserve the right to revoke or withdraw this Plan at any time prior to the Effective Date and file subsequent chapter 11 plans.

(b) Effect of Withdrawal, Revocation, or Non-Consummation. If the Debtors revoke or withdraw this Plan prior to the Effective Date, or if the Confirmation Date or the Effective Date does not occur, then this Plan and any settlement or compromise approved as part of this Plan (including the fixing or limiting to an amount certain any Claim or Class of Claims or the allocation of the distributions to be made hereunder), the assumption or rejection of Executory Contracts or Unexpired Leases effected by this Plan, and any document or agreement executed pursuant to this Plan shall be null and void in all respects. In such event, nothing contained herein or in the Disclosure Statement, and no acts taken in preparation for Consummation of this Plan, shall be deemed to constitute a waiver or release of any Claims, Interests, or Causes of Action by or against the Debtors or any other Entity, to prejudice in any manner the rights and defenses of the Debtors, the Holder of a Claim or Interest, or any Entity in any further proceedings involving the Debtors, or to constitute an admission, acknowledgement, offer, or undertaking of any sort by the Debtors or any other Entity.

14.10 Notices. After the Effective Date, any pleading, notice, or other document required by the Plan to be served on or delivered to the Reorganized Debtors shall be served on:

Noble Corporation plc (n/k/a Noble Holding Corporation plc)
13135 Dairy Ashford Rd., Ste. 800
Sugar Land, TX 77478
Attention:	William Turcotte
E-mail:	wturcotte@noblecorp.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
155 N. Wacker Drive
Chicago, IL 60606
Attention:	George Panagakis
Facsimile:	(312) 407-8586
E-mail:	george.panagakis@skadden.com

and

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, NY 10001
Attention:	Mark A. McDermott and Jason N. Kestecher
Facsimile:	(917) 777-2230
E-mail:	mark.mcdermott@skadden.com, jason.kestecher@skadden.com

After the Effective Date, the Reorganized Debtors have authority to send a notice to Entities providing that, to continue to receive documents pursuant to Bankruptcy Rule 2002, they must file a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the Effective Date, the Debtors and Reorganized Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have filed such renewed requests.

14.11 Term of Injunctions or Stays. Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and existing on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

14.12 Governing Law. Unless a rule of Law or procedure is supplied by federal Law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the Laws of the State of New York, without giving effect to the principles of conflicts of law, shall govern the construction and implementation of this Plan, any agreements, documents, and instruments executed in connection with this Plan (except as otherwise set forth in those agreements, in which case the governing Law of such agreements shall control). Corporate governance matters shall be governed by the Laws of the state of incorporation of the Reorganized Debtors.

14.13 Entire Agreement. Except as otherwise indicated, the Plan supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

14.14 Severability. If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is (a) valid and enforceable pursuant to its terms, (b) integral to the Plan and may not be deleted or modified without the Debtors’ consent, and (c) nonseverable and mutually dependent.

14.15 No Waiver or Estoppel. Upon the Effective Date, each Holder of a Claim or Interest shall be deemed to have waived any right to assert that its Claim or Interest should be Allowed in a certain amount, in a certain priority, be secured, or not be subordinated by virtue of an agreement made with the Debtors and/or their counsel, the Creditors’ Committee and/or its counsel, or any other party, if such agreement was not disclosed in this Plan, the Disclosure Statement, or papers filed with the Bankruptcy Court.

14.16 Conflicts. In the event that the provisions of the Disclosure Statement and the provisions of the Plan conflict, the terms of this Plan shall govern. In the event that the provisions of the Plan and the provisions of the Confirmation Order conflict, the terms of the Confirmation Order shall govern.

14.17 Creditor Default. An act or omission by a Holder of a Claim or an Interest in contravention of the provisions of this Plan shall be deemed an event of default under this Plan. Upon such an event of default, the Reorganized Debtors may seek to hold the defaulting party in contempt of the Confirmation Order and shall be entitled to reasonable attorneys’ fees and costs of the Reorganized Debtors in remedying such default. Upon the finding of such a default by a Creditor, the Bankruptcy Court may: (a) designate a party to appear, sign and/or accept the documents required under the Plan on behalf of the defaulting party, in accordance with Bankruptcy Rule 7070; (b) enforce the Plan by order of specific performance; (c) award judgment against such defaulting Creditor in favor of the Reorganized Debtor in an amount, including interest, to compensate the Reorganized Debtors for the damages caused by such default; and (d) make such other order as may be equitable that does not materially alter the terms of the Plan.

[Remainder of Page Intentionally Left Blank]

Dated: November 18, 2020

Respectfully submitted,

NOBLE CORPORATION PLC
(n/k/a Noble Holding Corporation plc)
AND ITS AFFILIATE DEBTORS

By:	/s/ Richard Barker
Name: Richard Barker
Title: Chief Financial Officer